Exhibit 10.1

Execution version

LIMITED LIABILITY

COMPANY AGREEMENT

OF

MAREN BAKKEN COMPANY LLC,

A Delaware Limited Liability Company

Dated as of August 2, 2016

THE UNITS REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION.  NO UNIT MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH UNIT IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS IS THEN APPLICABLE TO SUCH UNIT.  A UNIT ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED. PURCHASERS OF UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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Exhibit A	Form of Call Notice
Exhibit B	Form of Guaranty
Exhibit C	Management Committee and Officers
Exhibit D	Form of Addendum Agreement

Schedule I	Member Schedule

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LIMITED LIABILITY COMPANY AGREEMENT
OF
MAREN BAKKEN COMPANY LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of MarEn Bakken Company LLC, a Delaware limited liability company (the “Company”), dated as of August 2, 2016 (the “Effective Date”), is adopted, executed and agreed to by the Company and the parties executing this Agreement in their respective capacities as Members of the Company.

WITNESSETH:

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (as it may be amended from time to time, the “Act”) by filing the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on July 28, 2016; and

WHEREAS, the Members wish to enter into this Agreement to, among other things, set forth the respective rights and obligations of the Members and the Company.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which each Member hereby acknowledges and confesses, the Members hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01         Definitions.  As used in this Agreement, the following terms have the following meanings:

“AAA” has the meaning set forth in Section 14.07(c).

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Act” has the meaning set forth in the recitals of this Agreement.

“Addendum Agreement” has the meaning set forth in Section 12.03.

“Additional Member” means any Person that is not already a Member that acquires (a) any Units directly from the Company or (b) any other equity securities of the Company, which Person is admitted to the Company as a Member pursuant to the provisions of Section 12.04(a).

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“Adjusted Capital Account Balance” means with respect to any Member, the balance in such Member’s Capital Account, after giving effect to the following adjustments:

(a)          credit to such Capital Account any amounts which such Member is obligated to restore pursuant to this Agreement, or is deemed obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations or the penultimate sentence in each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in “partnership minimum gain” (within the meaning of Section 1.704-2(b) of the Treasury Regulations) and in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704-2(i) of the Treasury Regulations); and

(b)          debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affected Member” means any non-Defaulting Member in connection with a situation where a Defaulting Member has failed to pay an amount owed under the terms of this Agreement at the time in question.

“Affiliate” means, with respect to any Person, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person.

“Affiliate Contract” means a Contract between the Company, on the one hand, and any Member or any Affiliate of any Member, on the other hand.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternative Method” has the meaning set forth in Section 4.05(c)(iii).

“Applicable Tax” has the meaning set forth in Section 4.07.

“Assets” means the Company’s and its Subsidiaries’ right, title and interest from time to time in all items of economic value owned or leased by the Company and its Subsidiaries, including real property, equipment and other tangible personal property, and Contracts, data and records, and other intangible personal property.

“Available Cash” means, as of any date of determination, all cash and cash equivalents of the Company on hand as of such date, less Cash Reserves.

“Bakken Holdings” means Bakken Holdings Company LLC, a Delaware limited liability company.

“Bakken Investments” means Bakken Pipeline Investments Company LLC, a Delaware limited liability company, including any successor thereto.

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“Bakken Investments LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Bakken Investments dated as of the MIPA Closing Date, as the same may be amended from time to time.

“Business” means the affairs, activities and operations conducted by the Company and its Subsidiaries with respect to the Assets.

“Business Day” means any day except a Saturday or Sunday on which commercial banks in Houston, Texas and Calgary, Alberta, Canada are generally open for business.

“Buyout Offer” has the meaning set forth in Section 14.07(e)(i).

“Buyout Notice” has the meaning set forth in Section 14.07(d)(i).

“Buyout Purchase Price” has the meaning set forth in Section 14.07(d)(i).

“Buyer Appraiser” has the meaning set forth in Section 14.07(d)(ii).

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Call Notice” means any call notice in substantially the form attached hereto as Exhibit A and issued by the Management Committee to the Members pursuant to Section 5.02(a) requiring the making of capital contributions by the Members to the Company.

“Capital Account” has the meaning set forth in Section 5.06(a).

“Capital Project” shall have the meaning set forth in the Bakken Investments LLC Agreement.

“Cash Reserves” means cash reserves (which cash reserves shall not, unless determined by Unanimous Management Committee Approval, be required to be more than $25,000) approved by the Management Committee in connection with the determination of Available Cash.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Chief Executive Officer Impasse” has the meaning set forth in Section 14.07(b).

“Chief Executive Officer Impasse Notice” has the meaning set forth in Section 14.07(b).

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“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such item involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, Encumbrances, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities (including investigations by the Occupational Safety and Health Administration and any associated litigation and pending fines), deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Level Taxes” has the meaning set forth in Section 4.05(d).

“Company Sale” means, directly or indirectly, (a) a merger, business combination or consolidation involving the Company and its Subsidiaries, on the one hand, and one or more Third Parties, on the other hand, following which the Members do not hold a majority of the Equity Interests of the Person surviving or resulting from such merger or business combination, (b) a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries to one or more Third Parties, whether in a single transaction or a series of related transactions, or (c) a Transfer, whether in a single transaction or a series of related transactions, of all or substantially all of the Equity Interests in the Company (by merger, exchange, consolidation or otherwise) to one or more Third Parties.

“Conflict Activity” means (a) the amendment to, or waiver of, any rights of the Company or any of its Subsidiaries under any Affiliate Contract, (b) the enforcement of any rights of the Company or any of its Subsidiaries under any Affiliate Contract, including (i) enforcing any rights of the Company or any of its Subsidiaries under any Affiliate Contract in connection with any breach or default (or alleged breach or default) thereunder by the Conflicted Member (or any of its Affiliates), (ii) making or enforcing any Claims by the Company or any of its Subsidiaries for indemnification under any Affiliate Contract or (iii) enforcing any rights of the Company or any of its Subsidiaries in connection with any dispute with a Conflicted Member (or any of its Affiliates) under any Affiliate Contract, (c) the enforcement of any rights of the Company or any of its Subsidiaries under any Affiliate Contract in connection with any bankruptcy, reorganization, liquidation or dissolution of the Conflicted Member (or any of its Affiliates), (d) the exercise of discretionary rights by the Company or any of its Subsidiaries under any Affiliate Contract, and (e) enforcing any rights of the Company under this Agreement in connection with any breach or default (or alleged breach or default) hereunder by the Conflicted Member.

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“Conflicted Member” means a Member that is (or has an Affiliate that is): (a) the counterparty to the Company or any of its Subsidiaries under an Affiliate Contract; or (b) the adversary or counterparty opposite the Company or any of its Subsidiaries on any other transaction or dispute giving rise to a Conflict Activity.

“Consolidated Group” has the meaning set forth in Section 4.07.

“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement.

“Control” (including the correlative terms “Controlled by” and “Controlling”) means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Audit Adjustment” has the meaning set forth in Section 4.05(c)(iii).

“Covered Person” means each current and former (i) Member Covered Person, (ii) Manager (solely in such Person’s capacity as a Manager), (iii) Officer (solely in such Person’s capacity as an Officer) and (iv) any other Person whom the Management Committee expressly designates as a Covered Person in a written resolution.

“Deadlock Fair Market Value” has the meaning set forth in Section 14.07(d)(i).

“Default” has the meaning set forth in Section 5.03(a).

“Default Notice” has the meaning set forth in Section 5.03(a).

“Default Period” means the period during which the applicable Member remains in Default under Section 5.03(a), and ending when all of the Defaulting Member’s Defaults have been cured in full.

“Defaulting Member” has the meaning set forth in Section 5.03(a).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization (including pursuant to Section 195, 197 and 709 of the Code) or other cost recovery deduction allowable with respect to an asset for such period for Tax Purposes, except that (a) with respect to an asset whose Gross Asset Value differs from its adjusted basis for Tax Purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other assets whose Gross Asset Value differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

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“Designated Director” has the meaning set forth in Section 8.01(c).

“Dispute” has the meaning set forth in Section 14.03(a).

“Dispute Notice” has the meaning set forth in Section 14.03(b).

“Due Date” has the meaning set forth in Section 5.03(a).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Election Out” has the meaning set forth in Section 4.05(c)(ii).

“Enbridge” means Enbridge Holdings (DakTex) L.L.C., a Delaware limited liability company.

“Enbridge Group” means Enbridge and any permitted Transferee of Enbridge who is a Member.

“Encumbrance” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset. “Encumber” and other derivatives shall be construed accordingly.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Executive Vice President Impasse” has the meaning set forth in Section 14.07(b).

“Executive Vice President Impasse Notice” has the meaning set forth in Section 14.07(b).

“Fair Market Value” of an asset means the price at which a willing seller would sell, and a willing buyer would buy, the asset, free and clear of all Encumbrances, in an arms’ length transaction for cash, without time constraints and without being under any compulsion to buy or sell.  Except as otherwise provided herein, the Fair Market Value of an asset shall be determined with Unanimous Management Committee Approval.

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“First Resort Indemnitors” has the meaning set forth in Section 9.07.

“Fiscal Year” means the taxable year of the Company which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another taxable year is required.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court, governmental or arbitral tribunal, including any tribal authority having or asserting jurisdiction.

“Gross Asset Value” means with respect to any Asset, the Asset’s adjusted basis for Tax Purposes, except as follows:

(a)          the initial Gross Asset Value of any non-cash Asset contributed by a Member to the Company shall be the gross Fair Market Value of such Asset on the date of contribution;

(b)          the Gross Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) at each of the following times:

(i)          the acquisition of additional Units by any new or existing Member in connection with a contribution to the Company of cash or property other than a de minimis amount (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);

(ii)         the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for Units (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);

(iii)        the grant of Units as consideration for the provision of services to or for the benefit of the Company by any new or existing Member (within the meaning of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations);

(iv)        the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; and

(v)         the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s).  If any noncompensatory options are outstanding upon the occurrence of an event described in clause (i) above through this clause (v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

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provided, however, that the adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company and, provided further, if any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)          the Gross Asset Value of any non-cash Asset distributed to any Member shall be the gross Fair Market Value of such non-cash Asset on the date of distribution;

(d)          the Gross Asset Values of Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, and subsection (g) under the definition of Net Profits and Net Losses below; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent that the Management Committee reasonably determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection; and

(e)          if the Gross Asset Value of an Asset has been determined or adjusted pursuant to subsection (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses and items of income, gain, loss and deduction to be allocated to the Members.

“Independent Appraiser” has the meaning set forth in Section 14.07(d)(ii).

“Impasse” has the meaning set forth in Section 14.07(b).

“Impasse Notice” has the meaning set forth in Section 14.07(b).

“Initial Capital Account Balance” has the meaning set forth in Section 5.06(b).

“Initial Offer Price” has the meaning set forth in Section 14.07(e)(i).

“Initiating Holder” has the meaning set forth in Section 12.07(a).

“Interest Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect plus 3%.  Each change in the rate of interest shall be effective from and including the date such change is publicly announced as being effective (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).

“Last Resort Indemnitors” has the meaning set forth in Section 9.07.

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“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, arbitral award, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liabilities” means any and all Claims, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise.

“Liquidating Trustee” has the meaning set forth in Section 13.03(a).

“Management Committee” has the meaning set forth in Section 8.01(a).

“Management Committee Alternate” has the meaning set forth in Section 8.02(a).

“Manager” has the meaning set forth in Section 8.01(a).

“Marathon” means MPL Investment LLC, a Delaware limited liability company.

“Marathon Group” means Marathon and any permitted Transferee of Marathon who is a Member.

“Mediation Date” has the meaning set forth in Section 14.07(c).

“Mediation Drop Dead Date” has the meaning set forth in Section 14.07(c).

“Member” means any Person executing this Agreement as of the date hereof as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.

“Member Covered Person” means, with respect to each Member, (a) such Member in its capacity as a Member (including in its capacity as Tax Matters Partner, if applicable), (b)  each of such Member’s officers, directors, liquidators, partners, equityholders, managers and members in their capacity as such, (c) each of such Member’s Affiliates (other than the Company and its Subsidiaries) and (d) each of their respective officers, directors, liquidators, partners, equity holders, managers and members in their capacity as such and any representatives, agents or employees of any Person identified in clauses (a)-(c) of this definition whom the Management Committee expressly designates as a Member Covered Person with Unanimous Management Committee Approval.

“Member Schedule” has the meaning set forth in Section 3.01(f).

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“MIPA” means that certain Membership Interest Purchase Agreement dated as of the Effective Date, by and between the Company and Bakken Holdings, pursuant to which the Company agreed to purchase and acquire from Bakken Holdings, and Bakken Holdings agreed to sell and transfer to the Company, as of the MIPA Closing Date, 49% of the issued and outstanding membership interests of Bakken Investments, subject to the terms and conditions set forth therein.

“MIPA Closing Date” means the date as of which the “Closing,” as defined in the MIPA, actually occurs.

“MPLX LP” means MPLX LP, a Delaware limited partnership.

“Negotiation Period” has the meaning set forth in Section 14.03(c).

“Net Profits” or “Net Losses” means, for any Fiscal Year or other period, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year, as determined under Section 703(a) of the Code (including all items required to be separately stated under Section 703(a)(1) of the Code) and Section 1.703-1 of the Treasury Regulations, but with the following adjustments:

(a)          any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Company and not otherwise taken into account in this subsection shall be added to such taxable income or taxable loss;

(b)          any expenditures of the Company described in Section 705(a)(2)(B) of the Code for such Fiscal Year or treated as being so described in Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations and not otherwise taken into account in this subsection shall be subtracted from such taxable income or taxable loss;

(c)          in the event the Gross Asset Value of any Asset is adjusted pursuant to subsection (b) or (c) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(d)          any item of income, gain, loss or deduction that is required to be specially allocated to a Member under Section 6.02 or Section 6.03, shall not be taken into account in computing such taxable income or taxable loss;

(e)          the amount of any gain or loss required to be recognized by the Company during such Fiscal Year or other applicable period by reason of a sale or other disposition of any Asset, shall be computed as if the Company’s adjusted basis in such Asset for Tax Purposes were equal to the Gross Asset Value (net of Depreciation) of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Gross Asset Value;

(f)          in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year or other applicable period; and

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(g)          to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the Asset and shall be taken into account for purposes of computing such taxable income or taxable loss.

If the Company’s taxable income or taxable loss for such Fiscal Year, as adjusted in the manner provided above in subsections (a) through (g) of this definition, is (i) a positive amount, such amount shall be the Net Profits for such Fiscal Year or (ii) a negative amount, such amount shall be the Net Losses for such Fiscal Year.

“Non-Conflicted Member” means, in the context of a Conflict Activity, any Member that is not the Conflicted Member with respect to such Conflict Activity.

“Non-Paying Affected Member” has the meaning set forth in Section 5.04(b).

“Officers” has the meaning set forth in Section 8.09(a).

“Option A” has the meaning set forth in Section 4.05(d).

“Option B” has the meaning set forth in Section 4.05(d).

“Other Investments” has the meaning set forth in Section 3.03(a)(i).

“Paying Affected Member” has the meaning set forth in Section 5.04(b).

“Partnership Representative” has the meaning set forth in Section 4.05(a).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74 and Section 411 of the Protecting Americans from Tax Hikes Act of 2015, Pub. L. 114-113, div. Q, together with any guidance issued thereunder or successor provisions and any similar provision of State or local tax Laws

“Percentage Interest” means, with respect to any Member, the quotient (expressed as a percentage) obtained by dividing the number of Units owned by such Member at the time of determination by the total number of Units issued and outstanding as of such time.

“Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

“Proportionate Share” means, with respect to (a) an Affected Member, the proportion that such Affected Member’s Percentage Interest bears to the total Percentage Interests of all Affected Members existing at such time, and (b) a Paying Affected Member, the proportion that such Paying Affected Member’s Percentage Interest bears to the total Percentage Interests of all Paying Affected Members existing at such time.

“Purchasing Member” has the meaning set forth in Section 14.07(d)(iii).

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“Records” has the meaning set forth in Section 4.01(a).

“Regulatory Allocations” has the meaning set forth in Section 6.03.

“Renounced Business Opportunity” has the meaning set forth in Section 3.03(c).

“Reporting Member” has the meaning set forth in Section 4.07.

“Sale Notice” has the meaning set forth in Section 12.07(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Seller Appraiser” has the meaning set forth in Section 14.07(d)(ii).

“Selling Member” has the meaning set forth in Section 14.07(d)(iii).

“Senior Vice President Impasse” has the meaning set forth in Section 14.07(b).

“Senior Vice president Impasse Notice” has the meaning set forth in Section 14.07(b).

“Subject Units” has the meaning set forth in Section 14.07(d)(i).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock, general partner interests, limited partner interests, managing member interests or other Equity Interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Substitute Member” means any Person who acquires from a Member any or all of the Units held by such Member and is admitted to the Company as a Member pursuant to the provisions of Section 12.03.

“Tag-Along Seller” has the meaning set forth in Section 12.07(a).

“Tax” means any taxes, charges, fees and other assessments imposed by any Governmental Authority, including income, margin, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property, personal property, value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Matters Partner” has the meaning set forth in Section 4.05(a).

“Tax Purposes” means for purposes of Federal income taxation and for purposes of certain State income tax laws that incorporate or follow Federal income tax principles.

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“Third Party” means any Person other than (a) the Company, (b) any direct or indirect Subsidiary of the Company and (c) any Member or any Affiliate of any such Member.

“Topping Purchase Price” has the meaning set forth in Section 14.07(e)(i).

“Topping Purchasing Member” has the meaning set forth in Section 14.07(e)(i).

“Topping Selling Member” has the meaning set forth in Section 14.07(e)(i).

“Topping Unit Price” has the meaning set forth in Section 14.07(e)(i).

“Total Votes” has the meaning set forth in Section 8.03(a).

“Transfer” means the sale, assignment, pledge, hypothecation, conveyance, transfer or other voluntary or involuntary disposition (by gift or otherwise, and whether as security or otherwise) by a Member of all or a portion of his, her or its Units.  “Transferor,” “Transferee,” “Transferred” and “Transferring” have meanings corresponding to the foregoing.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as they may be amended from time to time.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Unanimous Management Committee Approval” has the meaning set forth in Section 8.01(b).

“Unit” means a membership interest in the Company of a Member representing a fractional part of the membership interests of all the Members; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement.

“Wholly-Owned Affiliate” means, with respect to any Member, an Affiliate of such Member that is wholly owned, directly or indirectly, by the ultimate parent of such Member.

Section 1.02         Other Definitions.  Other terms defined herein have the meanings so given them.

Section 1.03         Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  Whenever the context requires, words imparting the singular number shall include the plural, and words imparting the plural number shall include the singular.  All references to Articles and Sections refer to articles and sections of this Agreement, all references to “employed by the Company” shall be construed as meaning “employed by the Company or any direct or indirect wholly-owned Subsidiary of the Company,” all references to “including” shall be construed as meaning “including without limitation” and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The word “or” shall not be exclusive. The word “U.S.” means the United States of America, the word “Federal” means U.S. federal and the word “State” means any U.S. state. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  Any rule of construction to the effect that any ambiguities are to be resolved against the drafting Member, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

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ARTICLE II
ORGANIZATIONAL AND OTHER MATTERS

Section 2.01         Formation.  The Company was formed as a Delaware limited liability company pursuant to and in accordance with the provisions of the Act upon the filing of the Certificate conforming to the Act in the office of the Secretary of State of the State of Delaware.  The rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement and the Act.  This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act.  To the extent that this Agreement is inconsistent in any respect with the Act, this Agreement shall control, except to the extent prohibited under the Act.

Section 2.02         Name.  The name of the Company is “MarEn Bakken Company LLC” and the business of the Company shall be conducted under that name, or under any other name adopted by the Management Committee in accordance with the Act.

Section 2.03         Limited Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and a Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

Section 2.04         Registered Office; Registered Agent; Principal Office in the United States; Other Offices.  The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate from time to time in the manner provided by Law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Management Committee may designate from time to time in the manner provided by Law.  The principal office of the Company in the United States, which need not be located in the State of Delaware, shall be at such place as the Management Committee may designate from time to time.  The Company may have such other offices as the Management Committee may determine appropriate.

Section 2.05         Purposes.  The purposes of the Company shall be to act as a holding company with respect to the Company’s Equity Interests in Bakken Investments, to be acquired as of the MIPA Closing Date in accordance with the provisions of the MIPA, and to engage in any other lawful act or activity that now or in the future may be necessary, convenient, incidental or advisable to accomplish the foregoing purposes and that is not forbidden by Law in the jurisdictions in which the Company engages in such business or activities.

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Section 2.06         Foreign Qualification.  Prior to conducting business in any jurisdiction other than the State of Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction.  Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.07         Term.  The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Act.

ARTICLE III
MEMBERS; REPRESENTATIONS

Section 3.01         Units; Members.

(a)          Unit Authorization.  The Company is initially authorized to issue an unlimited number of Units.

(b)          Issuance of Initial Units.  Effective as of the Effective Date:

(i)          in exchange for Enbridge’s prior expenditures and investments in the Company, including the initial capital contributions, in the amount set forth opposite its name on Schedule I under the heading “Effective Date Capital Contribution” and Enbridge’s commitment to make additional capital contributions to the Company pursuant to Section 5.02(a), the Company has issued to Enbridge the number of Units set forth opposite its name on Schedule I under the heading “Initial Units” (which number of Units equals 75.00% of the total number of Units issued and outstanding as of the Effective Date); and

(ii)         in exchange for Marathon’s prior expenditures and investments in the Company, including the initial capital contributions, in the amount set forth opposite its name on Schedule I under the heading “Effective Date Capital Contribution” and Marathon’s commitment to make additional capital contributions to the Company pursuant to Section 5.02(a), the Company has issued to Marathon the number of Units set forth opposite its name on Schedule I under the heading “Initial Units” (which number of Units equals 25.00% of the total number of Units issued and outstanding as of the Effective Date).

(c)          Issuance of Additional Units.  Subject to Section 8.01(b), the Company may create and authorize additional classes of Units and may admit Additional Members by issuing Units to such Additional Members, in each case in accordance with Section 12.04.

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(d)          UCC Securities.  Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.

(e)          Fractional Units.  Any fractional Units that would otherwise be issued pursuant to this Agreement shall be rounded to the nearest whole Unit (with any one-half Unit being rounded up to the nearest whole Unit).

(f)          Member Schedule.  The Company shall maintain one or more schedules of all of the Members from time to time, including their respective mailing addresses, number of Units held and Percentage Interests (such schedules, as the same may be amended, modified or supplemented from time to time, collectively the “Member Schedule”).  A copy of the Member Schedule with respect to the Members holding Units as of the Effective Date is attached as Schedule I.

Section 3.02         Unit Certificates.  Units may be (but need not be) represented by certificates in such form as the Management Committee shall from time to time approve, but shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof as the Management Committee may from time to time determine.  If the Management Committee elects to certificate the Units and a mutilated certificate is surrendered to the Company, or if a Member claims and submits an affidavit or other evidence satisfactory to the Company to the effect that its certificate has been lost, destroyed or wrongfully taken, the Company shall issue a replacement certificate if the Company’s requirements are met.  If required by the Management Committee, such Member must provide an indemnity bond, or other form of indemnity, sufficient in the judgment of the Management Committee to protect the Company against any loss which may be suffered by the Company.  The Company may charge such Member for its reasonable out-of-pocket expenses in replacing a certificate which has been mutilated, lost, destroyed or wrongfully taken.

Section 3.03         Conflicts of Interest.

(a)          Generally.  Each of the Company and the Members acknowledges and affirms that each of the Members and their respective Affiliates:

(i)          (A) have participated (directly or indirectly) and/or will participate (directly or indirectly) in investments in corporations, joint ventures, general partnerships, limited liability companies, limited partnerships and other entities, including those engaged in various aspects of businesses that may be, are or will be competitive with the Business or that could be suitable for the Company or its Subsidiaries (“Other Investments”), (B) have interests in, participate with, aid and maintain seats on the boards of directors or similar governing bodies of, Other Investments, and (C) may develop or become aware of business opportunities for Other Investments; and

(ii)         may or will, as a result of or arising from the matters referenced in Section 3.03(a)(i), the nature of the Members’ and their respective Affiliates’ respective businesses and other factors, have conflicts of interest or potential conflicts of interest.

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(b)          Waiver of Conflicts.  Each of the Company and the Members (in its own name and in the name and on behalf of its Subsidiaries) expressly (x) waives any conflicts of interest of the types described in Section 3.03(a) and agrees that none of the Members or their respective Affiliates shall have any liability to any Person, including any Member or Affiliate thereof or the Company or its Affiliates with respect to such conflicts of interest or potential conflicts of interest and (y) acknowledges and agrees that none of the Members or their respective Affiliates or any of their respective representatives shall have any duty to disclose to the Company, any other Member or the Management Committee any business opportunities, whether or not competitive with the Business and whether or not the Company or any of its Subsidiaries might be interested in such business opportunities for itself.  Each of the Company and the Members (in its own name and in the name and on behalf of its Subsidiaries) also acknowledges that the Members, their respective Affiliates and their representatives have a duty not to disclose confidential information of or related to the Other Investments.  Each of the Company and the Members (in its own name and in the name and on behalf of its Affiliates) hereby:

(i)          agrees that the terms of this Section 3.03 (A) to the extent that they modify or limit a duty or other obligation, if any, that any of the foregoing may have to the Company or another Member under the Act or other applicable Law, rule or regulation, are reasonable in form, scope and content; and (B) shall control to the fullest extent possible if such terms conflict with a duty, if any, that any of the foregoing may have to the Company or another Member under the Act or any other applicable Law, rule or regulation; and

(ii)         waives any duty or other obligation, if any, that any Member or any of their respective Affiliates may have to the Company or any other Member pursuant to the Act or any other applicable Law, rule or regulation, to the extent necessary to give effect to the terms of this Section 3.03.

(c)          Business Opportunities.  Subject to Section 14.06, but otherwise to the fullest extent permitted by Law, each of the Company and the Members (in its own name and in the name and on behalf of its Affiliates) hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which either Member or their respective Affiliates participate or desire to participate and that involves any aspect related to the Business of the Company or its Subsidiaries, other than any such business opportunity that is presented to a Manager solely in such individual’s capacity as a Manager (whether at a meeting of the Management Committee or otherwise) and with respect to which neither the Member that designated such Manager nor any of its Affiliates had independently received notice of such business opportunity prior to disclosure to the Manager in its capacity as a Manager (each such business opportunity, a “Renounced Business Opportunity”).  None of the Members or their respective Affiliates shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or its Subsidiaries or the other Member and may pursue any Renounced Business Opportunity solely for its own account.

(d)          Acknowledgement.  Each of the Company and the Members (in its own name and in the name and on behalf of its Subsidiaries) acknowledges, affirms and agrees that (i) the execution and delivery of this Agreement by each Member is of material benefit to the Company and its Subsidiaries and each other Member, and that neither Member would be willing to (A) execute and deliver this Agreement or (B) make its agreed respective capital contributions to the Company, without the benefit of this Section 3.03 and the agreement of the parties thereto; and (ii) it has reviewed and understands the provisions of §§ 18-1101(b) and (c) of the Act.

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Section 3.04         Representations, Warranties and Covenants.

(a)          Each Member, severally and not jointly, hereby represents and warrants to the Company and each other Member that, with respect to such Member, the following statements are true and correct as of the date hereof:

(i)          (A) such Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Laws of the jurisdiction of its incorporation, organization or formation; and (B) such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by its board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement by such Member have been duly taken;

(ii)         such Member has duly executed and delivered this Agreement and the other documents contemplated herein, and, assuming due execution by the other parties hereto and thereto, each of this Agreement and such other documents constitutes the legal, valid and binding obligation of such Member enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(iii)        such Member’s authorization, execution, delivery and performance of this Agreement do not and shall not (A) conflict with, or result in a breach, default or violation of, (1) the organizational documents of such Member, (2) any contract, obligation or agreement to which such Member is a party or is otherwise subject, or (3) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject; or (B) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied;

(iv)        the Units to be acquired by such Member pursuant to this Agreement will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities Laws;

(v)         such Member is an experienced investor in securities and acknowledges that it can bear the economic risk of its investment in the Units acquired pursuant to this Agreement and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Units;

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(vi)        such Member is an Accredited Investor;

(vii)       such Member understands that the Units issued hereunder have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed herein; such Member further understands that the Units acquired by it hereunder are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Member must hold the Units acquired by it hereunder indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available; and

(viii)      such Member understands that no public market now exists for the Units or any other securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Units or any other securities issued by the Company.

(b)          Each Member hereby covenants to the Company and each other Member that such Member shall maintain a guaranty, in the form attached hereto as Exhibit B, from such Member’s ultimate parent company (which ultimate parent company, in the case of Marathon, shall be Marathon Petroleum Corporation, and, in the case of Enbridge, shall be Enbridge Energy Partners, L.P.) in favor of the Company of all of such Member’s respective contribution obligations under Section 5.02(a).

ARTICLE IV
BOOKS AND RECORDS

Section 4.01         Books, Records, Access.

(a)          The Company shall keep and maintain accurate, proper and complete books and records of accounts, taxes, financial information and all matters pertaining to the Company and its Subsidiaries in accordance with GAAP, showing all costs, expenditures, sales, receipts, assets and liabilities and profits and losses and all other records necessary, convenient or incidental to recording the Business (the “Records”).  The Members shall have the right (i) to inspect (at such inspecting Member’s expense) the Records, (ii) to consult from time to time with the Officers and the supervisors or independent accountants of the Company (and its direct or indirect Subsidiaries) at their respective place of business regarding operating and financial matters and (iii) to visit and inspect any of the properties of the Company (and any of its direct or indirect Subsidiaries), in each case, so long as the exercise of such rights does not interfere with the Business.  A Member may, at its option and its own expense upon ten (10) days’ advance written notice to the Company, conduct internal audits during reasonable business hours of the Records; provided, however, that such audit rights may not be exercised more than once in any calendar year.  Audits may be conducted by employees of the Member, or an Affiliate of the Member, or by independent auditors retained by the Member.

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(b)          The Members shall have reasonable access to the Management Committee, Officers and facilities of the Company and its Subsidiaries.  The Management Committee shall prepare, or cause to be prepared, and cause the Company to provide to the Members the following reports:

(i)          as soon as practicable after the Company’s Fiscal Year-end, audited consolidated financial statements of the Company (consisting of an income statement, balance sheet, statement of Members’ equity and a statement of cash flows), prepared in accordance with GAAP, for the previous Fiscal Year and a schedule showing any variance between actual and budgeted figures;

(ii)         as soon as practicable after any Calendar Quarter, unaudited consolidated financial statements of the Company (consisting of an income statement, balance sheet, statement of Members’ equity and a statement of cash flows), prepared in accordance with GAAP, for the previous Calendar Quarter and a schedule showing any variance between actual and budgeted figures;

(iii)        promptly upon request, copies of any budget adopted by Bakken Investments or any of its subsidiaries to which the Bakken Representative is entitled pursuant to the terms of the Bakken Investments LLC Agreement;

(iv)        prompt notice of any event that would reasonably be expected to have a material effect on the Business or the Company’s financial condition; and

(v)         such other reports and information (in any form, electronic or otherwise) as either Member may reasonably request or as the Management Committee may determine or as otherwise made available to the Company by Bakken Investments.

Section 4.02         Tax Returns.  The Company shall prepare and timely file, or cause to be prepared and timely filed, all U.S. Federal, State and local and foreign tax returns required to be filed by the Company.  Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.  The Company shall provide reasonable estimates of the Company’s taxable income to each Member on a quarterly basis within thirty (30) days following such quarter and shall provide a reasonable estimate of the Company’s annual taxable income before January 31 of the subsequent year.  The Company shall deliver to each Member as soon as applicable after the end of each calendar year, but in any event before March 31 of the subsequent year, a Schedule K-1 together with such additional information as may be required by any Member (or its respective owners) in order to file its federal and state returns reflecting the Company’s operations.  The Company shall bear the costs of the preparation and filing of its tax returns.  Any tax returns legally required to be signed by a Member shall be signed by the Tax Matters Partner.  Before filing its Federal income tax return for the first Fiscal Year ending after the Effective Date, the Company shall provide the Members with copies of such tax return and shall consult in good faith with the Members regarding the contents of such tax return.

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Section 4.03         Tax Partnership.  It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes.  Unless otherwise approved by each Member, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

Section 4.04         Tax Elections.  The Company shall make the following elections on the appropriate forms or tax returns:

(a)          to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b)          to adopt the accrual method of accounting for U.S. federal income tax purposes;

(c)          to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d)          to elect, pursuant to Code Section 754, to adjust the basis of the Company’s properties; and

(e)          any other election the Management Committee may deem appropriate and in the best interests of the Company.

Section 4.05         Tax Matters Partner.

(a)          The “tax matters partner” of the Company (within the meaning of Section 6231(a)(7) of the Code, to the extent applicable for taxable years beginning before January 1, 2018) (the “Tax Matters Partner”) and the “partnership representative” (within the meaning of Section 6223(a) of the Partnership Tax Audit Rules) (the “Partnership Representative”) of the Company shall be Enbridge; and such designated Person shall serve in such capacities until a new Tax Matters Partner or Partnership Representative, as applicable, is designated by the Management Committee.

(b)          Prior to the time the Partnership Tax Audit Rules become effective with respect to the Company:

(i)          The Tax Matters Partner shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner and shall forward to each other Member copies of all significant written communications it may receive in such capacity within 10 Business Days of receiving the same.  The Tax Matters Partner shall take such commercially reasonable steps as necessary to ensure that each Member qualifying as “notice partner” (within the meaning of Section 6231(a)(8) of the Code) is treated as such.

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(ii)         Any cost or expense incurred by the Tax Matters Partner in connection with its duties as such, including the preparation for, or pursuance of, administrative or judicial proceedings, shall be paid by the Company.

(iii)        The Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of any Member without first obtaining the consent of such Member.  The Tax Matters Partner shall not bind any Member to a settlement agreement without obtaining the consent of such Member.  Any Member that enters into a settlement agreement with respect to any “partnership item” (within the meaning of Section 6231(a)(3) of the Code) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.

(iv)        No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of partnership items for any taxable year without first notifying the other Members and obtaining the consent of the Tax Matters Partner.  If the Tax Matters Partner consents to the requested adjustment, the Tax Matters Partner shall file the request for the administrative adjustment on behalf of the Members.  If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf.  Any Member intending to file a petition under Sections 6226 or 6228 of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding.  In the case where the Tax Matters Partner is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in selecting the forum in which such petition will be filed.

(v)         No Member shall file a notice of inconsistent treatment under Section 6222(b) of the Code with respect to any partnership items for any taxable year without first obtaining the consent of the Tax Matters Partner.

(vi)        The provisions of this Section 4.05(b) shall survive the termination of any Member’s interest in the Company and shall remain binding on the Company and the Members for so long as necessary to resolve with the Internal Revenue Service any and all matters regarding the Federal income taxation of the Members with respect to partnership items.

(vii)       No Person, including the Tax Matters Partner or the Partnership Representative, shall make (or cause the Company to make) the election contemplated by Section 1101(g)(4) of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74.

(c)          For tax periods for which the Partnership Tax Audit Rules become effective with respect to the Company, to the maximum extent possible under the Partnership Tax Audit Rules, the Members intend to preserve and maintain the relative and analogous rights, duties, responsibilities, indemnities, and obligations of the Members as those provided under Section 4.05(b).  Without limiting the foregoing, the Members intend that:

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(i)          rules similar to those described above in Section 4.05(b)(i), Section 4.05(b)(ii), Section 4.05(b)(iv) and Section 4.05(b)(vi) shall continue to apply, substituting “Partnership Representative” for “Tax Matters Partner,” where applicable;

(ii)         the Partnership Representative may (but shall not be required to) make the election provided by Section 6221(b) of the Partnership Tax Audit Rules to have subchapter C of chapter 63 of the Code not apply (the “Election Out”); and

(iii)        if the Internal Revenue Service, in connection with an audit governed by the Partnership Tax Audit Rules, proposes an adjustment in the amount of any item of income, gain, loss, deduction or credit of the Company, or any Member’s distributive share thereof, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Partnership Tax Audit Rules (a “Covered Audit Adjustment”), the Partnership Representative may (but shall not be required to) elect, to the extent that such election is available under the Partnership Tax Audit Rules (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members) and the Election Out described in Section 4.05(c)(ii) was not previously made, to apply the alternative method provided by Section 6226 of the Partnership Tax Audit Rules (the “Alternative Method”).  To the extent that the Partnership Representative does not elect the Alternative Method with respect to a Covered Audit Adjustment, the Partnership Representative shall use commercially reasonable efforts to (A) make any modifications available under Section 6225(c)(3), (4), and (5) of the Partnership Tax Audit Rules to the extent that such modifications are available (taking into account whether the Partnership Representative has received any needed information on a timely basis from the Members) and would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment, and (B) if requested by a Member, provide to such Member information allowing such Member to file an amended Federal income tax return, as described in Section 6225(c)(2) of the Partnership Tax Audit Rules, to the extent that such amended return and payment of any related Federal income taxes would reduce any Company Level Taxes payable by the Company with respect to the Covered Audit Adjustment (after taking into account any modifications described in clause (A) above).  Similar procedures shall be followed in connection with any State or local income tax audit that incorporates rules similar to the Partnership Tax Audit Rules.

(d)          Notwithstanding any provision of this Agreement to the contrary, any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company (“Company Level Taxes”) shall be treated as attributable to the Members, and the Management Committee shall allocate the burden of any such Company Level Taxes to those Members to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions or otherwise), taking into account the effect of any modifications described in Section 4.05(c)(iii) that reduce the amount of Company Level Taxes.  All Company Level Taxes allocated to a Member, at the option of the Management Committee, shall (i) be promptly paid to the Company by such Member (“Option A”) or (ii) be paid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member pursuant to Section 7.01 and, if such distributions are not sufficient for that purpose, by reducing the proceeds of liquidation otherwise payable to such Member pursuant to Section 13.03 (“Option B”).  If the Management Committee selects Option A, the Company’s payment of the Company Level Taxes allocated to the applicable Member shall be treated as a distribution to such Member and the payment by such Member to the Company shall be treated as a contribution of capital to the Company by such member for Tax Purposes; provided, that such payments shall not affect the Capital Accounts of, any other contributions to be made by, or the distributions and allocations to be made to the applicable Members under this Agreement. If the Management Committee selects Option B, the applicable Member shall, for all purposes of this Agreement, be treated as having received a distribution of the amount of its allocable share of the Company Level Taxes at the time such Company Level Taxes are paid by the Company.  To the fullest extent permitted by Law, each Member hereby agrees to indemnify and hold harmless the Company and each other Member from and against any liability for Company Level Taxes allocated to such Member.

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Section 4.06         Bank Accounts.  The Company shall establish such bank accounts in the name of the Company as determined by the Management Committee.

Section 4.07         Tax Consolidation.  If the Company is treated as a member of a consolidated, combined or unitary group for any tax purpose with any Member or an Affiliate thereof (a “Consolidated Group”), such Member shall cause one of the members of such Consolidated Group other than the Company to be the reporting or parent entity for any tax return of such Consolidated Group (the “Reporting Member”) and pay the tax liability due with respect to such Consolidated Group.  The Members agree that the Company shall promptly reimburse the Reporting Member for any Applicable Tax (defined below) paid by or on behalf of the Reporting Member or any other member of such Consolidated Group; provided, however, that the Members agree that (a) any such Applicable Tax shall be considered as paid on behalf of the Company for Tax Purposes, (b) except as provided in clause (c) below, the Company shall deduct for Tax Purposes one hundred percent (100%) of the Applicable Tax, and (c) in the event that it is determined, pursuant to a final determination as defined in Section 1313 of the Code, that all or a portion of such deduction may be properly claimed by the Reporting Member, its Affiliate or any other member of the Consolidated Group, but not the Company, the Company shall reimburse the Reporting Member only for the after-tax cost of such payment of Applicable Tax.  With respect to any tax of a Consolidated Group of which the Company is a member, the “Applicable Tax” shall be equal to the tax of the Consolidated Group that the Company would have paid if it had computed its tax liability for the applicable period on a separate entity basis (rather than as a member of the Consolidated Group).  Except as provided in this Section 4.07 with respect to the amount of such Consolidated Group’s tax that the Company is required to reimburse the Reporting Member, the Reporting Member shall indemnify and hold the Company harmless from and against any and all taxes of the Consolidated Group

ARTICLE V
CAPITAL CONTRIBUTIONS

Section 5.01         Initial Capital Contribution of Members; Unit Issuances.  On the Effective Date, each of the Members listed on Schedule I shall receive the respective number of Units as provided in Section 3.01(b) and as set forth opposite such Member’s respective name on Schedule I under the heading “Initial Units,” in each case, in accordance with the  in accordance with the terms of Section 3.01(b).  The amount set forth on Schedule I under the heading “Effective Date Capital Contribution” represents the amount of cash, together with the initial Gross Asset Value of any Assets, that each Member has contributed, or has been deemed to have contributed, to the Company as of the Effective Date.

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Section 5.02         Further Capital Contributions.

(a)          Subject to Section 5.02(b), from time to time from and after the Effective Date and following the issuance of a Call Notice, the Members shall make additional cash contributions to the Company (i) in amounts and at such times as shall be determined by the Management Committee in accordance with the terms and provisions of this Agreement (including, without limitation, the provisions of Section 8.01(b)), (ii) in the aggregate amount of $2,000,000,000 on or before the MIPA Closing Date to fund the Company’s payment obligations to Bakken Holdings in accordance with the provisions of the MIPA, and (iii) in such amounts and at such times as the Company is required to pay to Bakken Investments pursuant to (and in accordance with) the terms and provisions of the Bakken Investments LLC Agreement.  All such capital contributions shall be made by the Members to the Company in proportion to their respective Percentage Interests.

(b)          Except as otherwise provided in this Section 5.02, in no event shall any of the Members be required to make any capital contributions to the Company after the Effective Date, and no third party shall have the right to cause the Company to require any capital contributions of the Members.

(c)          Each capital call made by the Management Committee pursuant to this Section 5.02 shall be made pursuant to a Call Notice delivered to all of the Members.  Each Member shall make such Member’s required capital contribution pursuant to this Section 5.02 (i) if such Call Notice is in respect of the Company’s funding obligations under the terms of the MIPA, at least one Business Day prior to the MIPA Closing Date, (ii) if such Call Notice is in respect of a capital contribution to be made by the Company to Bakken Investments, within the earlier of (A) two Business Days from the issuance of such Call Notice, and (B) one day prior to the date as of which the Company is required to make the applicable capital contribution to Bakken Investments under the terms of the Bakken Investments LLC Agreement, and (iii) if such Call Notice is in respect of a capital contribution for purposes other than those described in clause (i) or clause (ii) above, then within five Business Days from the issuance of such Call Notice.

Section 5.03         Failure to Fund Capital Contributions.

(a)          If any Member fails to pay in full when due (any such date, a “Due Date”) any amount owed to the Company under a Call Notice issued pursuant to this ARTICLE V, and if such failure is not cured within 10 days of such Due Date, then such Member shall be deemed to be in default under this Agreement (a “Default”), and shall be referred to herein as a “Defaulting Member.”  The Company shall give notice of such default (a “Default Notice”) to the Defaulting Member and each Affected Member.  A Default Notice shall include a statement of the amount the Defaulting Member has failed to pay.

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(b)          Any amount not paid when due under this Agreement shall bear interest at the Interest Rate from the applicable Due Date to the date of payment.

Section 5.04         Certain Consequences of Default.

(a)          Notwithstanding any other provision in this Agreement to the contrary, in addition to any remedies available to the Company at law or in equity, during the Default Period, a Defaulting Member shall have no right to, and shall cause its Affiliates and the Managers designated by such Defaulting Member, not to (in each case as applicable at such time):

(i)          make any proposal under this Agreement;

(ii)         (A) be counted for purposes of determining a quorum for any vote of the Management Committee or (B) vote on any matter with respect to which Member approval or Unanimous Management Committee Approval is required under the terms of this Agreement and, in each case, the vote of the Managers designated by the Defaulting Member shall be deemed held by Managers designated by the other Member (in the case of any required approval of the Managers) and the Units held by the Defaulting Member shall not be counted as outstanding (in the case of any required approval of any Members);

(iii)        request or call any meetings of the Management Committee;

(iv)        access any data or information relating to the Business;

(v)         Transfer all or any part of its Units, except for any Transfer (in accordance with the terms of this Agreement) of all of its Units to a Person who simultaneously with such Transfer satisfies or causes to be satisfied in full the amount in Default;

(vi)        in the event of a Transfer by any other Member, exercise its right to be a Tag-Along Seller under Section 12.07 or its right of first refusal under Section 12.08; or

(vii)       exercise its rights under Section 12.04(b).

For the avoidance of doubt, a Defaulting Member shall continue to be bound by all of its obligations under this Agreement during the Default Period, including the obligation to make additional capital contributions.

(b)          Upon the commencement of a Default Period, each Affected Member may, but is not required to, contribute to the Company its Proportionate Share of the entire amount in Default as set forth in the applicable Default Notice within 20 days following the Affected Member’s receipt of such Default Notice.  Any such Affected Member that contributes its Proportionate Share of the applicable amount within the applicable time frame is referred to herein as a “Paying Affected Member.”  If there is more than one Affected Member, and one or more Affected Members does not contribute its Proportionate Share of the entire amount in Default as set forth in the applicable Default Notice within the applicable time frame (each, a “Non-Paying Affected Member”), then each Paying Affected Member shall have the right, but not the obligation, to contribute to the Company 100% of the amount that the Non-Paying Affected Member(s) failed to pay pursuant to this Section 5.04(b).

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(i)          If more than one Paying Affected Member elects to cover the amount unpaid by the applicable Non-Paying Affected Member(s), then each such Paying Affected Member shall contribute its Proportionate Share of such unpaid amount.  A Paying Affected Member that pays the entirety of any such amounts unpaid by the applicable Non-Paying Affected Member(s) (or its applicable portion thereof pursuant to the preceding sentence) shall be referred to herein as a “Covering Affected Member.”

(ii)         Notwithstanding anything to the contrary in this Section 5.04, should (A) any Affected Member be a Non-Paying Affected Member with respect to such Default and (B) no Covering Affected Member exist, then (1) the Members shall be deemed to have unanimously determined not to make the expenditure which the Defaulting Member originally failed to make, (2) no such Non-Paying Affected Member (nor any Paying Affected Member that elects not to be a Covering Affected Member) shall be deemed to be in “Default” under Section 5.03(a) for the failure to make such payment, (3) the Defaulting Member shall no longer be deemed to be in “Default” or considered a “Defaulting Member” hereunder with respect to such expenditure, and (4) any amount previously contributed to the Company by any Paying Affected Member pursuant to this Section 5.04(b) with respect to such expenditure shall promptly be returned to such Paying Affected Member by the Company.

(c)          At any time after the Paying Affected Member(s) (including any Covering Affected Member) make any such contribution pursuant to Section 5.04(b), the Defaulting Member shall be entitled to cure the applicable Default by reimbursing each Paying Affected Member (including any Covering Affected Member) for the entire amount of such contribution made by such Affected Member pursuant to Section 5.04(b), together with interest thereon at the Interest Rate accruing on such amount since the applicable Due Date.  Any such contribution made by a Paying Affected Member (including any Covering Affected Member), if so timely reimbursed in full by the Defaulting Member, shall be deemed to be advances made by such Affected Member on behalf of the Defaulting Member and shall, for purposes of this Agreement, constitute a loan made by such Affected Member to the Defaulting Member rather than a contribution by such Affected Member to the Company.

(d)          Until the applicable Default is cured in full by the Defaulting Member pursuant to Section 5.04(c) or by payment by a guarantor of the Defaulting Member’s obligations, then, in addition to any other remedies the Paying Affected Members may have against such Defaulting Member or its guarantor, whether at Law or in equity, the Defaulting Member shall have no right to receive distributions from the Company pursuant to Section 7.01, and such distributions shall instead be made to the Paying Affected Members (including any Covering Affected Member) (with any such distributions being applied first to the payment of accrued interest and then to outstanding principal) until each Paying Affected Member shall have received an amount of such distributions sufficient to reimburse such Paying Affected Member for any such contributions made by such Paying Affected Member pursuant to Section 5.04(b), together with interest thereon at the Interest Rate accruing on such amount since the applicable Due Date, at which time, the Defaulting Member shall no longer be deemed to be in “Default” or considered a “Defaulting Member” hereunder with respect to such Default.

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Section 5.05         Withdrawal of Capital.  No Member shall have the right to withdraw any capital from the Company or to have its Units redeemed by the Company; provided, however, that the Management Committee may, in its sole discretion, determine to distribute capital to the Members from time to time in accordance with the terms hereof and, with the consent of the affected Member, cause the Company to redeem all or a portion of the Units of such Member.

Section 5.06         Capital Accounts.

(a)          “Capital Account” means, with respect to any Member, an account that is maintained for such Member in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Treasury Regulations and to the extent consistent with such Treasury Regulations has, as of any given date on or after the Effective Date, a balance calculated as follows:

(i)          a balance equal to such Member’s Initial Capital Account Balance; plus

(ii)         the aggregate amount of cash that has been contributed to the capital of the Company as of such date by or on behalf of such Member (without duplication of the amount of any cash included in a Member’s Initial Capital Account Balance); plus

(iii)        the Gross Asset Value of any property other than cash that has been contributed to the capital of the Company as of such date by such Member and the amount of liabilities assumed by any such Member under Section 752 of the Code or which are secured by any Assets distributed to such Member; plus

(iv)        the aggregate amount of the Net Profits that has been allocated to such Member as of such date pursuant to the provisions of Section 6.01 or Section 13.03, any items of income or gain which are specially allocated to such Member pursuant to Section 6.02 or Section 13.03 and any other positive adjustments required by the Treasury Regulations and that have not been previously taken into account in determining such Member’s Capital Account; minus

(v)         the aggregate amount of the Net Losses that have been allocated to such Member as of such date pursuant to Section 6.01 or Section 13.03, the amount of any item of expense, deduction or loss which is specially allocated to such Member pursuant to Section 6.02 or Section 13.03 and any other negative adjustments required by the Treasury Regulations and that have not been previously taken into account in determining such Member’s Capital Account; minus

(vi)        the aggregate amount of cash that has been distributed to or on behalf of such Member; and minus

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(vii)       the Gross Asset Value of any property other than cash that has been distributed to or on behalf of such Member as of such date and the amount of any liabilities of such Member assumed by the Company under Section 752 of the Code and the Treasury Regulations or which are secured by any property contributed by such Member to the Company.

(b)          Each Member’s initial Capital Account balance shall be equal to the amount set forth opposite such Member’s name on Schedule I under the heading “Initial Capital Account Balance” (with respect to such Member, its “Initial Capital Account Balance”).

Section 5.07         Advances by Members.  If the Company does not have sufficient cash to pay its obligations, then any or all of the Members may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances will constitute a loan from such Member or Members to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Member or Members and the Company and will not be deemed to be contribution to the capital of the Company.

ARTICLE VI
ALLOCATIONS

Section 6.01         Allocations of Net Profits and Net Losses.  Except as provided in Section 13.03(b), after giving effect to the special allocations set forth in Section 6.02 and Section 6.03, Net Profits and Net Losses for any Fiscal Year shall be allocated between the Members in accordance with their respective Percentage Interests.

Section 6.02         Regulatory Allocations.  The following allocations shall be made in the following order:

(a)          To the extent required by Section 1.704-2(f) of the Treasury Regulations, if there is a net decrease in “partnership minimum gain” (within the meaning of Section 1.704-2(b)(2) of the Treasury Regulations) in a Fiscal Year, then each Member shall be specially allocated items of income and gain (including gross income) arising during that Fiscal Year (and if necessary subsequent Fiscal Years), equal to such Member’s share of the net decrease in partnership minimum gain.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations.  If, in any Fiscal Year that has such a net decrease, the minimum gain chargeback requirement would cause a distortion in the economic arrangement between the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Management Committee may in its reasonable discretion seek to have the Internal Revenue Service waive the minimum gain chargeback requirement in accordance with Section 1.704-2(f)(4) of the Treasury Regulations.  This Section 6.02(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

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(b)          If there is a net decrease in “partner nonrecourse debt minimum gain” (within the meaning of Section 1.704 2(i)(4) of the Treasury Regulations) in any Fiscal Year, then each Member that has a share of the “partner nonrecourse debt minimum gain” as of the beginning of the Fiscal Year shall be specially allocated items of income and gain arising during that Fiscal Year (and if necessary subsequent Fiscal Years) to the extent required by Section 1.704-2(i)(4) of the Treasury Regulations.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations.  A Member shall not be subject to this provision to the extent that an exception is provided by Section 1.704-2(i)(4) of the Treasury Regulations and any administrative guidance issued by the Internal Revenue Service with respect thereto.  Any “partner nonrecourse debt minimum gain” allocated pursuant to this provision shall consist of first, gains recognized from the disposition of Assets subject to “partner nonrecourse debt” (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations), and, second, if necessary, a pro rata portion of the Company’s other items of income or gain (including gross income) for that Fiscal Year (and if necessary subsequent Fiscal Years).  This Section 6.02(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c)          In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, which creates a negative Adjusted Capital Account Balance for its Capital Account, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such Fiscal Year and, if necessary, for subsequent Fiscal Years) from Business conducted by the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the negative Adjusted Capital Account Balance so created as quickly as possible; provided that an allocation pursuant to this Section 6.02(c) shall be made if and only to the extent that such Member would have a negative Adjusted Capital Account Balance after all other allocations provided for in this ARTICLE VI have been tentatively made as if this Section 6.02(c) were not in the Agreement.  It is the intent that this Section 6.02(c) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(d)          If there are any “nonrecourse deductions” (within the meaning of Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations) in a Fiscal Year, then each Member shall be allocated an amount of such nonrecourse deductions as determined by the Management Committee to be consistent with the allocations of related or similar items under this ARTICLE VI and with Section 1.704-2 of the Treasury Regulations.

(e)          If there are any “partner nonrecourse deductions” (within the meaning of Section 1.704-2(i)(1) of the Treasury Regulations) in a Fiscal Year, then such deductions shall be allocated to the Member that bears the Economic Risk of Loss for the “partner nonrecourse liability” (within the meaning of Section 1.704-2(b)(4) of the Treasury Regulations) to which the deductions are attributable.  If more than one Member bears the Economic Risk of Loss for such “partner nonrecourse liability,” the “partner nonrecourse deductions” attributable to such “partner nonrecourse liability” shall be allocated between the Members according to the proportion in which they bear such Economic Risk of Loss.

(f)          To the extent an adjustment to the adjusted Tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustments to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) and such gain or loss shall be specially allocated between the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations.

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(g)          The Net Losses allocated pursuant to Section 6.01 shall not exceed the maximum amount of Net Losses, losses or deductions that can be so allocated without causing any Member to have a negative Adjusted Capital Account Balance at the end of any Fiscal Year.  If some, but not all, of the Members would have a negative Adjusted Capital Account Balance as a consequence of such allocations, the limitation set forth in the preceding sentence shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Net Losses and items of loss and deduction to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.  All Net Losses in excess of the limitation set forth in this Section 6.02(g) shall be allocated to the Members in proportion to their respective positive Adjusted Capital Account Balances, if any, and thereafter to the Members in accordance with their interests as determined by the Management Committee in its reasonable discretion.  If any Member would have a negative Adjusted Capital Account Balance at the end of any Fiscal Year, the Capital Account of such Member shall be specially credited with items of Company income (including gross income) and gain from Business conducted by the Company in the amount of such excess as quickly as possible.

(h)          If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.03         Curative Allocations.  The allocations set forth in Section 6.02 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2(b) of the Treasury Regulations.  Notwithstanding any other provisions of this Agreement other than the Regulatory Allocations, the Regulatory Allocations shall be taken into account in allocating Net Profits or Net Losses or other items of income, gain, loss and deduction between the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not been part of this Agreement.  The Management Committee shall reasonably determine, with respect to each Fiscal Year, how to apply the provisions of this Section 6.03 in a manner that is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations.

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Section 6.04         Tax Allocations.  Except as otherwise provided in this Section 6.04, for Tax Purposes, the income, gain, loss or deduction (or any item thereof) for each Fiscal Year shall be allocated to and between the Members in the same manner as the correlative items are allocated pursuant to the provisions of Section 6.01, Section 6.02 and Section 6.03 for such Fiscal Year.  Notwithstanding any other provision of this Agreement to the contrary, any income, gain, loss or deduction recognized by the Company for Tax Purposes in any Fiscal Year with respect to all or any part of an Asset that (a) is required to be allocated between the Members in accordance with Section 704(c) of the Code and the Treasury Regulations so as to take into account the variation, if any, between the adjusted tax basis of such Asset and the initial Gross Asset Value of such Asset at the time of its contribution, or (b) is required to be allocated between the Members in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations following the adjustment to the Gross Asset Value of an Asset pursuant to this Agreement, shall be allocated to the Members in the manner so required; provided, that in all events the Company shall apply the “remedial allocation method” pursuant  to Section 1.704-3(d) of the Treasury Regulations.  Any (i) recapture of Depreciation or any other item of deduction shall be allocated, in accordance with Section 1.1245-1(e) of the Treasury Regulations, to the Members that received the benefit of such deductions, and (ii) recapture of tax credits shall be allocated to the Members in accordance with applicable Law.  Tax credits of the Company shall be allocated between the Members as provided in Sections 1.704-(b)(4)(ii) and 1.704-1(b)(4)(viii) of the Treasury Regulations.  The income tax allocations made pursuant to this Section 6.04 shall not be reflected in any Member’s Capital Account.

ARTICLE VII
DISTRIBUTIONS

Section 7.01         Distributions.  Subject to the other provisions of this Agreement, all Available Cash shall be distributed to the Members of record in proportion to their respective Percentage Interests.  All distributions made pursuant to this Section 7.01 shall be made to the holders of record of the applicable Units as set forth on the Member Schedule on the day on which such distribution is approved by the Management Committee.  Available Cash shall be determined by the Management Committee (i) from time to time upon receipt of any proceeds (other than de minimis amounts) by the Company, and (ii) in no event less frequently than on a Calendar Quarter basis, effective at the end of each Calendar Quarter, within 10 days after the end of such Calendar Quarter. Subject to the other provisions of this ARTICLE VII and other than upon a liquidation of the Company pursuant to Section 13.03, the Company shall distribute the amount of Available Cash to the Members within the earlier of (A) with respect to distributions of Available Cash in respect of any receipt of proceeds by the Company, within 10 days after receipt by the Company of such proceeds, and (B) with respect to distributions of Available Cash in respect of determinations of Available Cash made on a Calendar Quarter basis, within 10 days following such determination as provided in this Section 7.01.

Section 7.02         Withholding.  Any amount withheld pursuant to the Code or any foreign, State or local tax Law or treaty with respect to any payment, distribution or allocation to the Members shall be treated for all purposes of this Agreement as distributed to the Members pursuant to Section 7.01.  The Management Committee is authorized to withhold from distributions to a Member and to pay over to any Governmental Authority any amount required to be so withheld pursuant to the Code or any other Federal, foreign, State or local Law, and shall treat any withheld amount as having been distributed to such Member with respect to which such amounts were withheld for all purposes of this Agreement.

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ARTICLE VIII
MANAGEMENT OF THE COMPANY

Section 8.01         Management under Direction of Management Committee.

(a)          Except as may be required under the Act, the Business shall be managed and controlled by a board of “managers” (as such term is used in the Delaware Act) (the “Management Committee” and each member of the Management Committee, a “Manager”).  Subject to the following sentence, the Management Committee shall have full and complete authority, power and discretion to manage and control the Business and to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company and its Subsidiaries.  Approval of the Management Committee shall be required for any action proposed to be taken by or on behalf of the Company or any of its Subsidiaries by the Officers, if such action is not expressly delegated by the Management Committee to the Officers in accordance with Section 8.09.

(b)          Except as otherwise expressly delegated by the Management Committee and subject to the other provisions of this Section 8.01, all actions proposed to be taken by or on behalf of the Company or any of its Subsidiaries, and all actions that pursuant to this Agreement require action by, the approval of, or a determination by the Management Committee (including, for the avoidance of doubt, the approval of the Company’s participation in any Capital Project and other material determinations by the Company (including any such determinations made by the  Designated Director appointed pursuant to Section 8.01(c)) under the Bakken Investments LLC Agreement), shall require the affirmative vote or consent of the Managers representing 100% of the Total Votes eligible to vote or consent on such matter acting in accordance with Section 8.03 (“Unanimous Management Committee Approval”).

(c)          One individual, from among the then-serving Managers, shall serve as the Company’s representative on the board of directors of Bakken Investments (the “Designated Director”).  During the period beginning on the Effective Date and ending on the date that is two years after the Effective Date, the Designated Director shall be the Manager appointed by Enbridge from time to time pursuant to Section 8.02(a).  From the first day following the end of such two-year period until the date that is two years after the last day of such two-year period, the Designated Director  shall be the Manager appointed by Marathon from time to time pursuant to Section 8.02(a).  This process for selecting the designated Director shall continue for each successive two-year period thereafter, alternating between the Managers appointed by Enbridge and Marathon pursuant to Section 8.02(a), until such process is changed by Unanimous Management Committee Approval.

(d)          Notwithstanding the provisions of Section 8.01(b), the Company’s entry, as of the Effective Date, into each of the MIPA and the Bakken Investments LLC Agreement and the Company’s performance of its obligations under each such agreement, in each case, in accordance with the terms of such agreement, including, without limitation, the acquisition by the Company, as of the MIPA Closing Date, of the stated membership interest in Bakken Investments in exchange for the stated purchase price set forth in the MIPA, shall not require the approval of the Management Committee and are hereby authorized, acknowledged, approved, adopted, ratified and confirmed in all respects as of the Effective Date.

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(e)          Notwithstanding anything to the contrary herein:

(i)          (A) any Conflict Activity shall be subject to the sole approval of the Managers that have been designated by the Non-Conflicted Member, (B) neither the Conflicted Member nor the Managers designated by the Conflicted Member shall have the right to vote on or consent to any approval in connection with any action by the Management Committee in respect of such Conflict Activity, (C) the presence of any Managers designated by the Conflicted Member shall not be required for purposes of determining the presence of a quorum in connection with any such action, and (D) the Non-Conflicted Member or the Managers designated by such Non-Conflicted Member may conduct or cause to be conducted any Conflict Activity on behalf of the Company.

(ii)         this Section 8.01(e) shall not apply at any time that a Non-Conflicted Member is a Defaulting Member.

(f)          All decisions taken by the Management Committee pursuant to this Section 8.01 shall be conclusive and binding on all Members.

Section 8.02         Number, Tenure and Qualification.

(a)          The Management Committee initially shall consist of two Managers.  Enbridge shall be entitled to designate one individual to serve on the Management Committee as a Manager, for so long as any member of the Enbridge Group holds any Units, and Marathon shall be entitled to designate one individual to serve on the Management Committee as a Manager, for so long as any member of the Marathon Group holds any Units.  Each of Enbridge and Marathon, for so long as it is entitled to designate any individual to serve on the Management Committee as a Manager, shall also be entitled to designate one Person (each, a “Management Committee Alternate”) to act as such Member’s alternate Manager in the absence of such Member’s designated Manager.  Each Manager may bring to any Management Committee meetings such observers and advisors as such Manager may deem appropriate.  The initial Manager designated by Enbridge and the initial Manager designated by Marathon are set forth on Exhibit C.

(b)          Each Member shall have the right to change its Manager or its Management Committee Alternate at any time by giving notice of such change to the Company and the other Member.

(c)          Any Manager (and any Management Committee Alternate) designated in accordance with this Section 8.02 shall be immediately removed from the Management Committee (or its position as a Management Committee Alternate, as applicable) at such time that the Member that designated such Manager (or Management Committee Alternate) is no longer entitled to designate any Manager under Section 8.02(a).

(d)          Neither the Managers nor the Management Committee Alternates need be residents of the State of Delaware.  Each Manager and Management Committee Alternate shall be an employee of the Member or an Affiliate of the Member that designated such Manager or Management Committee Alternate and shall hold office until such Manager’s or Management Committee Alternate’s, as applicable, successor shall be duly designated or until the earlier of such Manager’s or Management Committee Alternate’s, as applicable, death, removal or resignation.

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(e)          A Person that serves as a Manager or Management Committee Alternate shall not be required to be a Manager or Management Committee Alternate, as applicable, as his sole and exclusive occupation, and Managers and Management Committee Alternates may have other business interests and may engage in other investments, occupations and activities in addition to those relating to the Company.

(f)          If the Manager designated by a Member is absent or unavailable or there is a vacancy in the position of such Member’s designated Manager, then such Member’s Management Committee Alternate shall be authorized to act in the capacity of such designated Manager for all purposes hereunder for the duration of such designated Manager’s absence or such vacancy, as applicable.

Section 8.03         Voting Proxies; Quorum; Meetings of Management Committee.

(a)          Any Manager may vote at a meeting by a written proxy executed by that Manager and delivered to the Management Committee.  Subject to Section 5.04(a)(ii), attendance (either in person, by remote communication pursuant to Section 8.03(g) or by proxy) of a Manager representing each Member that is then entitled to designate any individuals to serve as Managers shall constitute a quorum for the transaction of business at a meeting of the Management Committee; provided, however, that, at any time that both Enbridge and Marathon are entitled to designate individuals to serve as Managers, (i) any Managers that recuse themselves from a meeting or vote shall be counted as present for quorum purposes and (ii) if a quorum is not present at two consecutive meetings due to the absence of a Manager representing the same Member (and, if such Member has provided notice to the other Member that such Member’s Management Committee Alternate is authorized to act as a “Manager” pursuant to Section 8.02(f), then the absence of such Management Committee Alternate), then, until a meeting is attended by a Manager representing such Member (or such Management Committee Alternate), there shall be deemed to be a quorum if a Manager representing the other Member is in attendance (either in person, by remote communication pursuant to Section 8.03(g) or by proxy) at any meetings thereafter.  On any action by the Management Committee (whether at a meeting or by written consent), the Managers shall collectively have 100 votes to cast on, or consent to, such action.  The collective votes of each Member’s Managers shall, for purposes of Unanimous Management Committee Approval, be deemed to be equivalent to (A) the Percentage Interest (at the time of such vote) of the Member that designated such Managers multiplied by (B) 100; provided, however, that (1) if either of Enbridge or Marathon Transfers any Units to any Person that is not an Affiliate of Enbridge or Marathon, as the case may be, the collective votes of each Member’s Managers shall be deemed to be equivalent to (x) the total number of Units held by the Member that designated such Managers, divided by the total number of Units held by the Enbridge Group and the Marathon Group, multiplied by (y) 100; and (2) if all of the Managers are designated by the same Member, then such Member’s Managers shall be entitled to collectively exercise 100 votes.  The sum of the collective votes of each Member’s Managers shall be referred to herein as the “Total Votes.”  Except as otherwise expressly provided in this Agreement, any action or event relating to business conducted at a Management Committee meeting shall be deemed approved by the Management Committee only if such action or event receives the required approval of the Management Committee at a meeting at which a quorum is present or is approved by written consent as provided in Section 8.03(f).

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(b)          The Management Committee may establish such subcommittees as it may deem appropriate, together with the rules governing the activities of such subcommittees.  The functions of such subcommittees shall be to serve in an advisory capacity only.  Each Member that is entitled to designate any individuals to serve as Managers shall have the right to designate an agreed upon number of representatives to serve on each subcommittee.

(c)          The Management Committee may hold its meetings in such place or places, within or without the State of Delaware, as the Management Committee may from time to time determine by resolution.  At all meetings of the Management Committee, business shall be transacted in such order as shall from time to time be determined by resolution of the Management Committee.

(d)          Regular meetings of the Management Committee shall be held at such times and places as shall be designated from time to time by resolution of the Management Committee.  Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager.

(e)          Special meetings of the Management Committee may be called by any Manager or Managers having at least 20 Total Votes on at least 48 hours personal, written, telegraphic, telephonic, wireless or electronic notice to each Manager, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference.  Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by the Act.

(f)          Notwithstanding any other provision herein to the contrary, any action required or permitted to be taken at any meeting of the Management Committee with Unanimous Management Committee Approval may be taken without a meeting if a consent in writing (whether evidenced by a signed hard copy, electronic mail or otherwise), setting forth the action so taken shall be provided by the number of Managers having the number of Total Votes that would be required to take the applicable action at a meeting of the Management Committee and, when so provided, such written consent shall constitute Unanimous Management Committee Approval of such action, as the case may be, and notice of any such action taken shall be provided to those Managers who have not consented in writing promptly following the taking of such action; provided, however, that no such consent (and none of the actions taken by the Company pursuant thereto) will be authorized or valid unless such consent is provided to all of the Managers and the Members at least two (2) days prior to the effective date on which the actions proposed in such consent are taken or become effective.

(g)          Subject to the requirement for notice of meetings, members of the Management Committee may participate in a meeting by means of a conference telephone, similar communications equipment, or other electronic means by which all Managers participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a Manager participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

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(h)          Attendance of a Manager at any meeting of the Management Committee (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

Section 8.04         Resignation of Managers and Management Committee Alternates.  A Manager or Management Committee Alternate may resign from the position of Manager or Management Committee Alternate, as applicable, at any time by giving written notice to the Members and each Manager.  The resignation of a Manager or Management Committee Alternate shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 8.05         Removal of Managers and Management Committee Alternates.  Subject to the automatic removal provisions of Section 8.02(c), a Manager or Management Committee Alternate may only be removed by the consent of the Member then entitled to designate such Manager or Management Committee Alternate in accordance with Section 8.02(a).

Section 8.06         Vacancies.  Any vacancy in the position of a Manager or Management Committee Alternate that is created by the death, removal or resignation of a Manager or Management Committee Alternate, as applicable, shall be filled by the Member then entitled to designate such Manager or Management Committee Alternate in accordance with Section 8.02(a); provided, however, that any vacancy created on the Management Committee pursuant to Section 8.02(c) as a result of a Member and its Affiliates ceasing to hold any Units shall automatically cause the number of Managers constituting the Management Committee to be reduced by the number of such vacancies.  A Manager or Management Committee Alternate designated to fill a vacancy shall hold office until a successor shall be designated, or until such Manager’s or Management Committee Alternate’s, as applicable, earlier death, removal or resignation.

Section 8.07         Fees and Expenses of Managers and Management Committee Alternates.  A Manager or Management Committee Alternate shall not be entitled to any fees for serving as a Manager or Management Committee Alternate.  Each Member shall be responsible for all out-of-pocket costs and expenses incurred by its Managers and Management Committee Alternate in their respective capacities as Managers or Management Committee Alternate, as applicable.

Section 8.08         Members.  Except for the right to consent to or approve certain matters as expressly provided in this Agreement, no Member in its capacity as a Member shall have any power or authority to manage or control the Business, to bind the Company or any of its Subsidiaries in any way, to pledge the Company’s or any of its Subsidiaries’ Assets, to enter into agreements on behalf of the Company or any of its Subsidiaries or to otherwise render the Company or any of its Subsidiaries liable for any purpose.  Except as otherwise expressly provided in this Agreement, the Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term.  Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Units necessary to consent to or approve such action.  Prompt notice of such consent or approval shall be given by the Company to the Member that has not joined in such consent or approval.

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Section 8.09         Delegation of Authority to Officers.

(a)          The Management Committee may, with Unanimous Management Committee Approval, appoint such officers of the Company as the Management Committee may deem necessary or advisable (collectively, the “Officers”), and such Officers shall have the power, authority and duties delegated herein or otherwise by resolution of the Management Committee.  Officers may be given titles or may be designated as “authorized persons.”  Subject to the first sentence of this Section 8.09(a), to the extent authorized by the Management Committee, any Officer may have responsibility for the management of the normal and customary day-to-day operations of the Company, provided that any delegation of authority to an Officer to take any action must be approved in the same manner as would be required for the Management Committee to approve such action directly.  The Officers of the Company as of the date hereof are set forth on Exhibit C hereto.  The Officers of the Company are required to promptly notify the Management Committee of any material occurrences or incidents relating to the Business.  Notwithstanding anything to the contrary in this Agreement, the Management Committee may, in its sole discretion, remove any Officer with or without cause at any time.

(b)          Officers of the Company shall not be entitled to any fees for serving in such capacity.  Each Member shall be responsible for all out-of-pocket costs and expenses incurred by its or its Affiliates’ employees that are Officers of the Company in their capacity as Officers.  The Company shall not hire, nor shall it be permitted to have, any employees.

(c)          No Member shall be liable to the Company or the other Member for any action taken or not taken by an employee of such Member that is taken in such employee’s capacity as an Officer of the Company.

(d)          None of the Officers of the Company shall be “managers” of the Company under Section 18-401 of the Act.

(e)          The Company shall not hire or be permitted to have, any employees, except as approved by Unanimous Management Committee Approval.

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ARTICLE IX
INDEMNIFICATION; DUTIES

Section 9.01         Power to Indemnify in Actions, Suits or Proceedings.  Subject to Section 9.06, the Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative arising out of or incidental to the Business or by reason of such Person’s status as a Covered Person, against any and all losses, claims, expenses (including reasonable attorneys’ fees), costs, liabilities, damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding; provided, however, that such Covered Person shall not be indemnified by the Company if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Covered Person is seeking indemnification hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Covered Person committed bad faith, fraud or willful misconduct or criminal wrongdoing.  Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company, as an expense of the Company.  No Covered Person shall be subject to personal liability by reason of these indemnification provisions.

Section 9.02         Authorization of Indemnification.  Any indemnification under this ARTICLE IX (unless ordered by a court) shall be made by the Company unless the Management Committee determines in a specific case that indemnification of a Covered Person is improper in the circumstances because such Covered Person has not met the applicable standard of conduct set forth in Section 9.01.  Such determination shall be made by Unanimous Management Committee Approval.  To the extent that a Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 9.01, or in defense of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such Covered Person in connection therewith, without the necessity of authorization in the specific case.

Section 9.03         Expenses Payable in Advance.  Reasonable expenses incurred or reasonably expected to be incurred by a Covered Person in defending or investigating a threatened or pending action, suit or proceeding referred to in Section 9.01 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon written request by such Covered Person and receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this ARTICLE IX.

Section 9.04         Nonexclusivity of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by or granted pursuant to this ARTICLE IX shall not be deemed exclusive of any other rights to which a Covered Person seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Members or Management Committee or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in such Covered Person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the Persons specified in Section 9.01 shall be made to the fullest extent permitted by Law.  The provisions of this ARTICLE IX shall not be deemed to preclude the indemnification of any Person who is not specified in Section 9.01, but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

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Section 9.05         Survival of Indemnification and Advancement of Expenses.  The indemnification and advancement of expenses provided by, or granted pursuant to, this ARTICLE IX shall, unless otherwise provided when authorized or ratified, inure to the benefit of the heirs, executors and administrators of a Covered Person.  Any amendment, modification or repeal of this ARTICLE IX or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of any past, present or future Covered Person, under and in accordance with the provisions of this ARTICLE IX as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 9.06         Limitation on Indemnification.  Notwithstanding anything contained in this ARTICLE IX to the contrary, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person on behalf of such Covered Person unless such proceeding (or part thereof) was authorized or consented to by the Management Committee, with Unanimous Management Committee Approval.  Nothing in this ARTICLE IX shall be deemed to apply to any action, suit, proceeding or dispute with respect to a Covered Person’s employment relationship with the Company or any Affiliate of the Company, and no Covered Person shall be indemnified by the Company for any acts or omissions by such Person that constitute a breach of the terms of any such employment relationship.

Section 9.07         Prioritization of Obligations.  The Company and the Members hereby acknowledge that a Covered Person may have rights to indemnification, advancement of expenses or insurance pursuant to charter documents or agreements with the employer of such Covered Person, a Member or a direct or indirect parent or brother/sister Affiliate of such Covered Person or Member (collectively, the “Last Resort Indemnitors”).  On the other hand, a Covered Person may also have rights to indemnification, advancement of expenses or insurance provided by a Subsidiary of the Company or pursuant to agreements with Third Parties in which the Company any Subsidiary of the Company has an interest (collectively, the “First Resort Indemnitors”).  Notwithstanding anything to the contrary in this Agreement, as to each Covered Person’s rights to indemnification and advancement of expenses or provision of insurance pursuant to this ARTICLE IX, the Company and Members hereby agree that:

(a)          the First Resort Indemnitors, if any, are the indemnitors of first resort (i.e., their indemnity obligations to such Covered Person are primary and any obligation of the Company to advance expenses or to provide indemnification or insurance for the Liabilities incurred by such Covered Person are secondary), and the First Resort Indemnitors shall be obligated to indemnify such Covered Person for the full amount of all Liabilities and expenses covered by this ARTICLE IX, to the full extent of their indemnity obligations to the Covered Person and to the extent of the First Resort Indemnitors’ assets legally available to satisfy such obligations, without regard to any rights the Covered Person may have against the Company or the Last Resort Indemnitors;

(b)          the Company is the indemnitor of second resort (i.e., its indemnity and advancement of expense obligations to such Covered Person are secondary to the obligations of any First Resort Indemnitors, but precede any indemnity and advancement of expense obligations of any Last Resort Indemnitors), and the Company shall be liable for the full amount of all remaining Liabilities and expenses covered by this ARTICLE IX after the application of Section 9.07(a), to the full extent of its obligations under this ARTICLE IX and to the extent of the Company’s assets legally available to satisfy such obligations, without regard to any rights such Covered Person may have against the Last Resort Indemnitors; and

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(c)          the Last Resort Indemnitors, if any, are the indemnitors of last resort and shall be obligated to indemnify such Covered Person for any remaining Liabilities and expenses covered by this ARTICLE IX only after the application of Section 9.07(a) and Section 9.07(b).  No advancement or payment by any Last Resort Indemnitors on behalf of a Covered Person with respect to any Liability or expense covered by the other subsections of this ARTICLE IX shall affect the foregoing and such Last Resort Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.  The Last Resort Indemnitors, if any, are express third party beneficiaries of the terms of this Section 9.07.

Section 9.08         Insurance.  The Company may cause to be maintained directors’ and officers’ insurance, at its expense to protect itself and each Manager and Officer, and any Covered Person in accordance with this ARTICLE IX.

Section 9.09         Severability.  The provisions of this ARTICLE IX are intended to comply with the Act.  To the extent that any provision of this ARTICLE IX authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Certificate, the Company’s power or obligation to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Certificate, and any limitation required by the Act or the Certificate shall not affect the validity of any other provision of this ARTICLE IX.

ARTICLE X
DUTIES OF MEMBERS, MANAGERS AND OFFICERS

Section 10.01         Fiduciary Duties; Limitation of Liability.

(a)          To the maximum extent permitted by applicable Law and notwithstanding any provision of this Agreement to the contrary the Members and the Company agree as follows:

(i)          No Member, in its capacity as a Member, shall have any fiduciary or other duty (and each of the Company and the Members hereby waives any and all such duties) to the Company, any other Member, any Manager or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing.

(ii)         To the maximum extent permitted by applicable Law, whenever a Member, in its capacity as a Member, is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any Member is permitted or required to make, grant or take a determination, a decision, consent, vote, judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.  To the maximum extent permitted by applicable Law, no Member shall be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.

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(iii)        No Manager or Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate) shall have any fiduciary or other duty (and each Member and the Company hereby waive any and all such duties) to the Company, any Member, any other Manager or Management Committee Alternate or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing.  To the maximum extent permitted by applicable Law, no Manager or Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Manager or Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Manager or Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate) engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.  Each Member acknowledges and agrees that any Manager or Management Committee Alternate designated by a Member pursuant to Section 8.02(a) shall serve in such capacity to represent the interests of the Member that designated such Manager or Management Committee Alternate and shall be entitled to consider only such interests (including the interests of the Member that designated such Manager or Management Committee Alternate) and factors specified by the Member that designated such Manager or Management Committee Alternate.  To the maximum extent permitted by applicable Law, a Manager or Management Committee Alternate, in performing his or her duties and obligations as a Manager or Management Committee Alternate under this Agreement, shall be entitled to act or omit to act at the direction of the Member that appointed such Manager or Management Committee Alternate, considering only such factors, including the separate interests of such appointing Member, as such Manager, Management Committee Alternate or Member chooses to consider, and any action of a Manager or Management Committee Alternate or failure to act, taken or omitted in good faith reliance on the foregoing provision shall not, as between the Company and the other Member, on the one hand, and such Manager or Management Committee Alternate and the appointing Member, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent that such duty exists under the Act or any other applicable Law, rule or regulation) on the part of such Manager, Management Committee Alternate or appointing Member, or any other Manager, Management Committee Alternate or Member.

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(iv)        No Officer (in such Person’s capacity as an Officer) shall have any fiduciary or other duty (and each Member and the Company hereby waive any and all such duties) to the Company, any Member, any Manager, any Officer or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing.  To the maximum extent permitted by applicable Law, no Officer (in such Person’s capacity as an Officer) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Officer (in such Person’s capacity as an Officer), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer (in such Person’s capacity as an Officer) engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.

(b)          Each Member Covered Person may rely on (i) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, (ii) any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and (iii) the provisions of this Agreement and the advice of counsel, accountants and other professionals that is provided to the Company or such Member Covered Person and, in each case, such Member Covered Person shall not be liable to the Company or to any other Member for such reliance, provided that, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.

(c)          Each Manager and Management Committee Alternate (in such Person’s capacity as a Manager or Management Committee Alternate) may rely on (i) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, (ii) any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and (iii) the provisions of this Agreement and the advice of counsel, accountants and other professionals that is provided to the Company or such Manager or Management Committee Alternate and, in each case, such Manager or Management Committee Alternate shall not be liable to the Company or to any Member for such reliance, provided that, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Manager or Management Committee Alternate engaged in bad faith, fraud, willful misconduct or criminal wrongdoing.

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(d)          Each Officer (in such Person’s capacity as an Officer) may rely on (i) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, (ii) any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and (iii) the provisions of this Agreement and the advice of counsel, accountants and other professionals that is provided to the Company or such Officer and, in each case, such Officer shall not be liable to the Company or to any Member for such reliance, provided that, there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer engaged in bad faith, fraud or willful misconduct or criminal wrongdoing.

(e)          Notwithstanding anything in this Agreement to contrary, nothing in this ARTICLE X shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, any Member or any other Person may have against any Member, Manager or Officer for a breach of contract claim relating to any binding agreement.

ARTICLE XI
INSURANCE

Section 11.01         Company Insurance.  The Company may, as determined by the Management Committee in accordance with Section 8.01(b), obtain and maintain in effect liability insurance insuring against all insurable risks related to and arising out of the conduct of the business of the Company including comprehensive general liability insurance.

Section 11.02         Member Insurance.  A Member may purchase or arrange for insurance or a self-funded or self-insurance program to provide insurance coverage for the value of its Units in excess of or not covered by the insurance maintained by the Company, the benefit of which may accrue to such Member with respect to such Units.  For purchased insurance or any other type of insurance or self-insurance arranged to cover such loss, each Member shall waive rights of recovery and shall cause its insurers to waive rights of subrogation in favor of the Company and its Subsidiaries and the Members. All insurance deductibles, retentions, self-insured fronting arrangements, self-insurance or similar program cost and expense applicable to such coverage shall be the sole responsibility of the Member obtaining such insurance.  Each Member hereby agrees to make cash contributions to the Company pursuant to Section 5.02 in order to fund the costs of any claim or liability for which insurance proceeds are reasonably expected to be received from any such insurance policies maintained by a Member under this Section 11.02. Subject to the foregoing sentence, each Member also hereby agrees to contribute to the Company the proceeds of any such insurance policies upon receipt of such proceeds, to the extent such Member has not already made cash contributions to the Company pursuant to Section 5.02 in order to fund the costs of any claim or liability for which such insurance proceeds are received.

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ARTICLE XII
LIMITATIONS ON TRANSFERS

Section 12.01         Transfer of Units.

(a)          Subject to the other provisions set forth in this Agreement, any Member may Transfer its Units; provided that, if such Member does not Transfer all of its Units pursuant to such Transfer, it must (i) Transfer 10% or more of the outstanding Units pursuant to such Transfer, and (ii) following such Transfer, retain at least 10% of the outstanding Units; and provided, further, that Enbridge and Marathon acknowledge that a Transfer by Enbridge that would result in a Change of Control (as defined in the Bakken Investments LLC Agreement) of the Company and trigger a right of first refusal under the Bakken Investments LLC Agreement for the benefit of Bakken Holdings to acquire all of the membership interests in Bakken Investments held by the Company. Any attempted Transfer of Units other than in compliance with this Agreement (including a Transfer not in compliance with the foregoing proviso) shall be null and void and of no force or effect.  Any Member that Transfers any of its Units shall promptly provide written notice thereof to the Company and to the other Member.  Notwithstanding anything to the contrary in this Agreement, a Member and its Affiliates to which any Units have been issued or Transferred shall collectively be entitled to the rights and subject to the obligations of such Member pursuant to this Agreement and, for all purposes of this Agreement (including the determination of such Member’s Percentage Interest and its entitlement to designate Managers pursuant to Section 8.02(a) and the determination of the Total Votes of such Member and its Affiliates pursuant to Section 8.03(a)), such Member and such Affiliates shall be deemed to be, and shall be treated as, one and the same Member.

(b)          A transferring Member shall, notwithstanding the Transfer, be liable to the Company and the other Member for its obligation to fund in accordance with Section 5.02 its portion of any contributions required to be made pursuant to any Call Notice delivered pursuant to Section 5.02, in each case accrued under this Agreement on or prior to the effective date of such Transfer, but shall be released from any other obligations thereafter accruing under this Agreement with respect to its Units being Transferred. In addition to the foregoing, each transferring Member shall, notwithstanding the Transfer, be entitled to any distributions made by the Company pursuant to this Agreement to the extent the same were accrued on or prior to the effective date of such Transfer.

(c)          Each Member that is an entity that was formed for the sole or principal purpose of directly or indirectly acquiring Units or an entity whose principal asset is its Units, or direct or indirect interests in Units, agrees that it will not permit dispositions of Equity Interests in such Member in a single transaction or series of related transactions if such dispositions collectively would result in Equity Interests in such Member being owned or Controlled by a Person or Persons that do not own or Control Equity Interests in such Member as of the date that such Member became a Member; provided, however, that, notwithstanding anything to the contrary in this Agreement, (i) the Equity Interests of Marathon may be Transferred to any of its Wholly-Owned Affiliates or any Subsidiary of MPLX LP without restriction and without any breach or violation of this Agreement and (ii) in furtherance of the foregoing, the Company and the Members acknowledge and agree that none of the rights and obligations set forth in this ARTICLE XII shall apply to any such Transfer.

Section 12.02         Conditions Precedent to a Transfer of Units.  Each Transfer of Units shall be subject to the terms hereof, and, as a condition precedent to the Company recognizing such Transfer, each transferor must satisfy all of the requirements (including the proportionate Transfer of its funding obligations) and not violate any of the Transfer restrictions set forth in Section 12.01, and each Transfer must meet the following conditions to the reasonable satisfaction of the Managers designated by the non-transferring Member:

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(a)          Except in the case of a Transfer involuntarily by operation of Law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to affect such Transfer.  In the case of a Transfer involuntarily by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company.  In all cases, the Company shall be reimbursed by the transferor or transferee for all reasonable costs and expenses that it incurs in connection with such Transfer.

(b)          The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

(c)          The transferee shall deliver, or cause to be delivered, a guaranty, in the form attached hereto as Exhibit B, from such transferee’s ultimate parent company, as approved by the Management Committee in accordance with Section 8.01(b), in favor of the Company of all of the transferee’s respective contribution obligations under Section 5.02(a)  in respect of the transferred Units, to the extent assumed by such transferee or arising on or after the effective date of such Transfer.

(d)          Such Transfer shall be exempt from all applicable registration requirements and such Transfer may not violate any applicable Laws regulating the transfer of securities, including the Securities Act.

(e)          Such Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(f)          Subject to Section 8.01(b) and Section 14.05, the transferor, the transferee and the non-transferring Member shall, if necessary, have amended, restated, modified or waived, as applicable, any provision of this Agreement that they may have determined in good faith to be necessary or desirable in order to facilitate such Transfer, reflect terms and conditions with respect to the ongoing regulation and management of the Company and provide for the relative rights and obligations of such transferor, such transferee and such Member with respect to the Company, in each case, including any such amendments, restatements, modifications or waivers as may be necessary in order to provide for the circumstance that, following such Transfer, there shall be more than two Members; provided, however, that the Members hereby acknowledge and agree that this Section 12.02(f) shall in no event be deemed to limit or otherwise affect the rights of a Member with respect to any Transfer of its Units in accordance with the express terms and conditions of this Agreement.

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Section 12.03         Admission of Substitute Members.  Upon compliance with all of the provisions of this Agreement regarding Transfers and the delivery to the Company by a transferee of an executed addendum agreement in the form attached as Exhibit D (an “Addendum Agreement”), (a) such transferee shall be deemed to be a party hereto and a Member to the extent of the transferred Units as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement, and shall be deemed to be a Substitute Member to the extent of the transferred Units and (b) the applicable transferor shall thereafter cease to be a Member to the extent of the Units so transferred.

Section 12.04         Issuance of Units; Issuance of Additional Units; Admission of Additional Members.

(a)          Subject to Section 8.01(b), the Company may create and authorize such additional classes of Units having such designations, preferences and relative rights, powers and duties as the Management Committee, with Unanimous Management Committee Approval, shall determine and may also admit an Additional Member to the Company by issuing Units to such Additional Member.  Such Additional Member shall be admitted to the Company with all the rights and obligations of a Member if such Additional Member shall have executed and delivered to the Company (i) an Addendum Agreement, and (ii) such other documents or instruments as may be required in the Management Committee’s reasonable judgment to effect the admission.  No issuance of Units otherwise permitted or required by this Agreement shall be effective, and no purchaser of any such issued Units from the Company shall be deemed to be a Member, if the foregoing conditions are not satisfied.  Subject to Section 8.01(b) and Section 14.05, the Members shall, if necessary, amend, restate, modify or waive, as applicable, any provision of this Agreement that they may determine in good faith to be necessary or desirable in order to facilitate the creation of any class of Units or the admission of any such Additional Member, reflect terms and conditions with respect to the ongoing regulation and management of the Company and provide for the relative rights and obligations of such Additional Member and such continuing Members with respect to the Company.

(b)          In the event the Company issues additional Units pursuant to Section 12.04(a), each Member shall be entitled to purchase its pro rata share (based upon its Percentage Interest) of such Units, other than issuances of Equity Interests as consideration in an acquisition or other strategic transaction.  If fewer than all Members so elect to purchase such additional Units, each Member that desires to purchase such additional Units shall be entitled to purchase a number of such additional Units equal to the product of (i) the number of such additional Units, multiplied by (ii) a fraction, the numerator of which is the number of Units held by such Member, and the denominator of which is the aggregate number of Units held by all Members that desire to purchase such additional Units.

Section 12.05         Rights and Obligations of Additional Members and Substitute Members.

(a)          A transferee of Units that has been admitted as a Substitute Member or a purchaser of any newly issued Units from the Company that has been admitted as an Additional Member in accordance with Section 12.03 or Section 12.04, as applicable, shall have all the rights and powers and be subject to all the restrictions and Liabilities under this Agreement relating to a Member holding Units, including the obligation to fund such Additional Member’s or Substituted Member’s proportion of any capital contributions pursuant to Section 5.02.

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(b)          Admission of an Additional Member or Substitute Member shall become effective on the date such Person’s name is recorded in the Member Schedule and on the other books and records of the Company, which shall occur no later than the date such Person has satisfied the requirements for becoming a Substitute Member or Additional Member set forth in Section 12.03 or Section 12.04, as applicable.  Upon the admission of an Additional Member or Substitute Member, the Company shall, without the consent of any other Person, revise the Member Schedule to (i) reflect the name and address of, and Units held by, such Additional Member or Substitute Member, (ii) eliminate or adjust, if necessary, the name, address, and Units of the predecessor of such Substitute Member, and (iii) adjust the Percentage Interest of each Member.

Section 12.06         No Other Persons Deemed Members.  Unless admitted to the Company as a Substitute Member or Additional Member as provided in this Agreement, no Person (including an assignee of rights with respect to Units or a transferee of Units, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member.  The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives).  Any distribution by the Company to the Person shown on the Member Schedule as a Member, or to its legal representatives, shall relieve the Company of all Liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

Section 12.07         Tag-Along Transactions.

(a)          In the event that any Member (the “Initiating Holder”) determines to effect, approve or otherwise take any action that would cause the occurrence of a sale, disposition, or other Transfer of such Member’s Units (other than to an Affiliate of such Member), and if such Transfer is otherwise permitted by this Agreement, the Initiating Holder shall deliver written notice (a “Sale Notice”) to each other Member (each, a “Tag-Along Seller”) and the Company, in accordance with Section 14.01, at least 10 Business Days prior to the consummation of such transaction, offering the Tag-Along Seller the opportunity to participate in such transaction to the extent provided in this Section 12.07.  The Sale Notice shall contain a description of the material terms and conditions of the transaction between a Third Party purchaser and the Initiating Holder, including the names of the parties to the proposed transaction, the proposed amount and form of consideration and the terms of any representations, warranties, covenants and indemnification to be provided by the Initiating Holder.

(b)          The Tag-Along Seller may, by written notice to the Initiating Holder delivered within five Business Days after delivery of the Sale Notice to the Tag-Along Seller, elect to sell its pro rata portion (based upon its Percentage Interest) of the Units proposed to be sold by the Initiating Holder in such transaction and, upon delivery of such notice, the Tag-Along Seller shall be obligated to Transfer to the Third Party purchaser (subject to the other terms of this Section 12.07), at the closing of such transaction, its pro rata portion (based upon its Percentage Interest) of such Units and the Units to be sold by the Initiating Holder shall be correspondingly reduced.  A Tag-Along Seller so electing to participate in the sale of Units pursuant to this Section 12.07 shall be required to provide such representations, warranties and indemnities that the Initiating Holder has agreed to provide to such Third Party purchaser, and shall otherwise sell its Units on the same terms as those upon which the Initiating Holder is selling its Units to such Third Party purchaser.

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(c)          In connection with any transaction in which the Tag-Along Seller elects to participate pursuant to this Section 12.07, the Tag-Along Seller will take all necessary or desirable actions reasonably requested by the Initiating Holder and/or the Company in connection with the consummation of such transaction, including executing and delivering the applicable transaction documents.

(d)          The Tag-Along Seller shall not, except as required by applicable Law, disclose to any Person any information related to such transaction (including, without limitation, the fact that discussions or negotiations are taking place concerning such transaction, or any of the terms, conditions or other facts with respect to such transaction).

(e)          At the closing of any such transaction in which the Tag-Along Seller has exercised its rights under this Section 12.07, the Tag-Along Seller shall deliver at such closing certificates or other documentation (or other evidence thereof reasonably acceptable to the Transferee) representing such Tag-Along Seller’s Units to be sold, duly endorsed for transfer or accompanied by duly endorsed instruments of transfer, and such other documents as are deemed reasonably necessary by the Initiating Holder, the Transferee and/or the Company for the proper transfer of such Units on the books of the Company.

(f)          If any such transaction is consummated, the Initiating Holder and the Tag-Along Seller will receive that portion of the aggregate consideration paid by the Third Party purchaser in respect of all Units involved in such transaction to which such Person would be entitled if an amount equal to the aggregate consideration were distributed to such Persons in accordance with the provisions of Section 7.01, and shall bear its pro rata share (based upon the aggregate consideration to be paid to such Member) of the costs and expenses of any such transaction to the extent such costs and expenses are incurred for the benefit of all such Members and are not otherwise paid by the Company or the Transferee.  Costs and expenses incurred by any such Member on its own behalf will not be considered costs of such transaction and will be borne solely by such Member.

(g)          Subject to the provisions of this Section 12.07, the Initiating Holder shall have complete discretion over the terms and conditions of any such transaction, including price, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows.  The Initiating Holder shall not have any liability hereunder if any such transaction is not consummated for any reason.

(h)          Enbridge shall have the right in connection with a prospective transaction subject to this Section 13.07 to require the Company to cooperate fully with potential acquirers in such prospective transaction by taking all customary and other actions reasonably requested by Enbridge or such potential acquirers, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirers, establishing a physical or electronic data room including materials customarily made available to potential acquirers in connection with such processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions.  Notwithstanding anything to the contrary in this Agreement, no Unanimous Management Committee Approval shall be required in connection with any action taken by the Company pursuant to this Section 12.07(h).

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(i)          If the Tag-Along Seller elects to participate in such a transaction and such Tag-Along Seller breaches in any material respect any of its obligations under this Section 12.07 or under any of the applicable transaction documents, then such Tag-Along Seller will not, without the consent of the Initiating Holder (which may be withheld in its sole discretion), be permitted to participate in such transaction, and the Initiating Holder can proceed to close such transaction excluding the sale of such Tag-Along Seller’s Units therefrom.

Section 12.08         Right of First Refusal.  Except in connection with a Transfer of Units by a Member to a Wholly-Owned Affiliate of such Member, any Transfer of Units by a Member shall be subject to the following procedure.  Once the final terms and conditions of a Transfer have been fully negotiated and are binding on the parties thereto (subject only to the rights of the non-transferring Members pursuant to this Section 12.08 and other customary conditions precedent to the consummation of such Transfer), the Transferor shall promptly disclose all such final terms and conditions as are relevant to the sale of its Units in a notice to the other Member, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Such other Member shall have the right to, collectively, acquire all but not less than all of the Units subject to the proposed Transfer from the Transferor on the terms and conditions disclosed by the Transferor pursuant to this Section 12.08, if, within 30 days of delivery by the Transferor of such notice, one or more of the other Members delivers to the Transferor a counter-notification that it accepts such terms and conditions without reservations or conditions.  If the non-Transferring Member does not deliver such counter-notification within such time, such Transfer to the proposed Transferee may proceed without further notice, subject to the other provisions of this Agreement, under terms and conditions no more favorable to the Transferee than those set forth in the notice to the non-Transferring Members; provided that such Transfer shall be concluded within 120 days from the date of the notice.  If such Transfer is not concluded within such period and the parties thereto desire thereafter to proceed with such proposed Transfer, the Transferor shall be required to re-offer the subject Units to the other Member in accordance with the terms and conditions of this Section 12.08.  No Member shall have a right under this Section 12.08 to acquire any asset other than Units, and no Member shall be required to acquire any asset other than Units regardless of whether other properties are included in the subject Transfer.

Section 12.09         Transfer and Exchange.  When Units are presented to the Company with a request to register the Transfer of such Units or to exchange such Units for Units of other authorized denominations, the Company shall register the Transfer or make the exchange as requested if the requirements of this Agreement for such transaction are met; provided, however, that the Units surrendered for Transfer or exchange shall be duly endorsed or accompanied by a written instrument of Transfer in form satisfactory to the Company, duly executed by the holder thereof or its attorney in fact and duly authorized in writing.  No service charge shall be made for any registration of Transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

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Section 12.10         No Taxation as a Corporation.  No Member shall Transfer all or any part of its Units in such a manner that, after the Transfer, the Company would become taxable as a corporation for U.S. federal income tax purposes.

Section 12.11         Amendments to this Agreement.  Subject to Section 8.01(b) and Section 14.05 the Members shall, if necessary, amend, restate, modify or waive, as applicable, any provision of this Agreement that they may determine in good faith to be necessary or desirable in order to facilitate an admission of a Member in accordance with the terms of this Agreement, to reflect terms and conditions with respect to the ongoing regulation and management of the Company, and to provide for the relative rights and obligations of any additional Member and the continuing Members with respect to the Company.

Section 12.12         No Encumbrances by Members.  Except with respect to Encumbrances in connection with indebtedness for borrowed money, no Member shall be permitted to Encumber its Units.

ARTICLE XIII
DISSOLUTION AND LIQUIDATION

Section 13.01         Dissolution.  The Company shall be dissolved and its affairs wound up only upon the occurrence of one or more of the following events:

(a)          a dissolution of the Company is approved pursuant to Section 8.01(b);

(b)          the sale or other final disposition by the Company of all or substantially all of the Assets and the collection of all amounts derived from such sale or disposition (including all amounts payable to the Company under any promissory notes or other evidences of indebtedness); or

(c)          the entry of a decree of judicial dissolution under the Act.

For the avoidance of doubt, the bankruptcy or dissolution of any Member or Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

Section 13.02         Notice of Dissolution.  Upon the dissolution of the Company, the Management Committee shall promptly notify the Members of such dissolution.

Section 13.03         Liquidation Upon Dissolution.

(a)          Upon dissolution of the Company, the Management Committee (in such capacity, the “Liquidating Trustee”) shall carry out the winding up of the Company and shall immediately commence to wind up such affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the Assets and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation.  The proceeds of liquidation shall be applied first to payment of all expenses and debts of the Company and setting up of such reserves as the Management Committee reasonably deems necessary to wind up the Company’s affairs and to provide for any contingent liabilities or obligations of the Company.  Any remaining proceeds shall be distributed to the Members in accordance with their respective Capital Account balances after giving effect to the allocations required by Section 6.02 and Section 6.03 and the allocations of Net Profits and Net Losses pursuant to Section 13.03(b).

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(b)          The Net Profits and Net Losses and other items of income, gain, loss and deduction attributable to the Company shall be allocated between the Members so that, to the maximum extent possible, each Member’s Capital Account balance equals the amount of cash that would be distributed to such Member if liquidating distributions were made in accordance with Section 7.01.

Section 13.04         Termination.  The Company shall terminate when all of the Assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this ARTICLE XIII and the Certificate shall have been canceled, or such other documents required under the Act to be executed and filed with the Secretary of State of the State of Delaware have been so executed and filed, in the manner required by the Act.

Section 13.05         No Obligation to Restore Capital Accounts.  In the event any Member has a deficit balance in any of its Capital Account at the time of the Company’s dissolution and following the application of Section 13.03(b), it shall not be required to restore such account to a positive balance or otherwise make any payments to the Company or its creditors or other Third Parties in respect of such deficiency.

Section 13.06         Distributions in Kind.  If any Assets are to be distributed in kind, such Assets shall be distributed to the Members as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions if such Assets had been sold for cash by the Company at the Fair Market Value of such Assets.  Notwithstanding the foregoing, the Members shall have the right to assign their interest to such in-kind distribution to any Person.

ARTICLE XIV
MISCELLANEOUS PROVISIONS

Section 14.01         Notices.  All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) depositing the same with a national overnight delivery service company that tracks deliveries, addressed to the party to be notified, with all charges paid and proof of receipt requested, (c) by delivering such notice in person to such party, or (d) by facsimile or email transmission (with email delivery confirmation).  All notices are to be sent to or made at the addresses set forth in Schedule I attached hereto.  All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee.  Each Member shall have the right from time to time to change his, her or its address by written notice to the other Member(s).

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Section 14.02         Governing Law.  This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the Laws of the State of Delaware, excluding any conflicts of law rule or principle that might refer such construction to the Laws of another state or country.

Section 14.03         Dispute Resolution.  Claims and controversies arising out of or relating to this Agreement shall be determined and resolved in accordance with the following procedures:

(a)          Any Claim arising out of or relating to this Agreement, including the meaning of its provisions, or the proper performance of any of its terms, its breach, termination or invalidity (each, a “Dispute”) shall be resolved in accordance with the procedures specified in this Section 14.03, which until the completion of the procedures set forth in Section 14.03(c) shall be the sole and exclusive procedure for the resolution of any such Dispute, except that any party, without prejudice to the following procedures, may file a complaint to seek preliminary injunctive or other provisional judicial relief, if in its sole judgment that action is necessary to avoid irreparable damage or to preserve the status quo.  Despite that action the parties shall continue to participate in good faith in the procedures specified in this Section 14.03.

(b)          Any party wishing to initiate the dispute resolution procedures set forth in this Section 14.03 with respect to a Dispute not resolved in the ordinary course of business must give written notice of the Dispute to the other party (a “Dispute Notice”).  The Dispute Notice shall include (i) a statement of that party’s position and a summary of arguments supporting that position, and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive in the negotiations under Section 14.03(c).

(c)          If any party has given a Dispute Notice under Section 14.03(b), the parties shall attempt in good faith to resolve the Dispute within 30 days of the delivery of the Dispute Notice (such period, the “Negotiation Period”) by negotiations between executives who have authority to settle the Dispute and who are at a Senior Vice President or higher level of management than the Persons with direct responsibility for administration of this Agreement or the matter in Dispute.  Within 15 days after delivery of the Dispute Notice, the receiving party shall submit to the other a written response.  The response shall include (i) a statement of that party’s position and a summary of arguments supporting that position and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive.  During the Negotiation Period, such executives of the parties shall meet at least weekly, at a mutually acceptable time and place, and thereafter during the Negotiation Period as more often as they reasonably deem necessary, to attempt to resolve the Dispute.

(d)          All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 14.03(c) are pending.  The parties shall take any action required to effectuate that tolling.  Each party is required to continue to perform its obligations under this Agreement pending completion of the procedures set forth in Section 14.03(c), unless to do so would be impossible or impracticable under the circumstances.

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(e)          Any Dispute that cannot be resolved during the Negotiation Period may, at the option of any party hereto, be resolved and decided by the Federal or State courts located in Harris County, Texas.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such Dispute.  Each of the parties hereto agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this Section 14.03(e) by the mailing of a copy thereof in the manner specified by the provisions of Section 14.01.

Section 14.04         Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, RELATING TO, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF.

Section 14.05         Entire Agreement; Amendments.  This Agreement, together with its Exhibits and Schedules, constitutes the entire agreement among the Members relative to the governance of the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.  Subject to Section 8.01(b), no amendment of this Agreement shall be valid or binding upon any Member, nor shall any waiver of any term of this Agreement be effective, unless such amendment or waiver is in writing and signed by each Member.

Section 14.06         Confidentiality.

(a)          Each Member agrees that this Agreement and the terms and conditions contained herein and all proprietary, confidential or other non-public information received from or otherwise relating to, the Company or its Subsidiaries, the other Member, or any Third Party who has entrusted the Company with confidential information with the expectation that such information will be kept confidential, is confidential and that such Member shall not, and shall cause its Affiliates and any Managers appointed by it or its Affiliates not to (i) disclose or otherwise release such information to any other Person or (ii) use such information for anything other than as necessary and appropriate in carrying out the Business, in each case, without the prior consent of the Company or, in the case of proprietary, confidential information about any Member, without the prior consent of such Member; provided, however, that nothing in this Agreement shall restrict any Member (or other Person referred to above) from disclosing information (A) that is already publicly available through no breach by such Member (or other Person referred to above), (B) that was or becomes known to such Person other than as a result of disclosure by or on behalf of the Company or any of its Subsidiaries or a party subject to contractual, fiduciary or other disclosure obligations with respect to such information or is independently developed by such Person without reference to such information, (C) to the extent required by applicable Law or rule or regulation of any Governmental Authority or stock exchange rules, (D) in response to any summons or subpoena or discovery or similar request by or before any court, arbitrator or Governmental Authority or pursuant to a request by a regulatory authority having jurisdiction over the business of such Person; provided that with respect to any disclosure pursuant to this clause (D), such Member or other Person shall use reasonable best efforts to notify the Company and the other Members in advance of such disclosure so as to permit the Company and the other Members, as applicable, to seek a protective order or otherwise contest such disclosure, and such Member or other Person shall use reasonable best efforts to cooperate, at the expense of the Company, with the Company and any Members in pursuing such protective order, or (E) to such Member’s (or its Affiliates’) officers, managers, members, investors, employees, partners, auditors, insurance broker or underwriters, counsel or other representatives, so long as such Persons are informed of the confidential nature of such information and the terms of this Section 14.06 or are subject to an equivalent confidentiality obligation to such Member. The obligations of the parties hereunder do not preclude any Member from disclosing information to its beneficial owners or representatives or as it may reasonably deem to be appropriate in connection with financial reporting.

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(b)          Notwithstanding the provisions of Section 14.06(a), the Enbridge Group shall have the right to require the Company to cooperate fully with potential acquirors in prospective transactions by taking all customary and other actions reasonably requested, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case, subject to reasonable and customary confidentiality provisions.  The Company shall provide assistance with respect to these actions as reasonably requested.

(c)          Notwithstanding the provisions of Section 14.06(a), the Enbridge Group shall have the right to provide proprietary, confidential or other non-public information it has received from the Company in its capacity as a Member to any proposed Transferee in accordance with this Agreement if (i) prior written notice is provided to the Management Committee of such Transfer to such proposed Transferee, and (ii) such proposed Transferee has executed a confidentiality agreement in form and substance reasonably satisfactory to the Management Committee.

Section 14.07         Management Committee Deadlocks; Negotiations; Buyout Right.

(a)          Management Committee Deadlocks.  If the Management Committee reaches an impasse on resolving a decision presented to the Management Committee for approval, then any Manager who determines that such dispute is of such significance and magnitude that it requires additional extraordinary measures to resolve, by written notice to the other Managers given within three Business Days after the initial vote on such matter or proposal (or, if such matter or proposal is proposed to be approved by written consent in lieu of a meeting of the Management Committee, after it is reasonably evident that such written consent will not receive such required approval), may call a meeting of the Management Committee to reconsider such matter or proposal, such meeting to be held when, where and as reasonably specified in said notice, but not less than three Business Days nor more than seven Business Days after the date of such notice.  If such meeting is called and held as herein provided and the matter or proposal is offered at such meeting again and (i) does not receive the required approval of the Management Committee for such matter or proposal or (ii) a quorum is not present at such meeting, then any Manager may within three Business Days thereafter submit the matter to executive negotiations in accordance with Section 14.07(b).

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(b)          Executive Negotiations.  If, at the meeting contemplated in Section 14.07(a), the Managers in good faith are unable to agree on a course of action to address the reason for the meeting, any Manager may declare an impasse (“Impasse”) by giving written notice to the other Managers (an “Impasse Notice”).  Within five Business Days after receipt of such Impasse Notice, an executive of each Member (or a parent Affiliate of such Member) who has the authority to settle the Impasse and who is at a Senior Vice President or higher level of management of such Member (or such parent Affiliate) shall enter into good faith discussions to reach an agreement that will end the Impasse.  If a decision is not made by common accord that ends the Impasse within 30 days after the date that such executives begin such discussions, then any Manager may declare an impasse of such executives (a “Senior Vice President Impasse”) by giving written notice to the other Managers (a “Senior Vice President Impasse Notice”).  Within five Business Days after receipt of such Senior Vice President Impasse Notice, an executive of each Member (or a parent Affiliate of such Member) who has the authority to settle the Senior Vice President Impasse and who is at an Executive Vice President or higher level of management of such Member (or such parent Affiliate) shall enter into good faith discussions to reach an agreement that will end the Senior Vice President Impasse.  If a decision is not made by common accord that ends the Senior Vice President Impasse within 30 days after the date that such executives begin such discussions, then any Manager may declare an impasse of such executives (an “Executive Vice President Impasse”) by giving written notice to the other Managers (an “Executive Vice President Impasse Notice”).  Within five Business Days after receipt of such Executive Vice President Impasse Notice, the Chief Executive Officer of each Member (or the ultimate parent of such Member) shall enter into good faith discussions to reach an agreement that will end the Executive Vice President Impasse.  If a decision is not made by common accord that ends the Executive Vice President Impasse within 30 days after the date that such executives begin such discussions, then any Manager may declare an impasse of such executives (a “Chief Executive Officer Impasse”) by giving written notice to the other Managers (a “Chief Executive Officer Impasse Notice”), and the Chief Executive Officer Impasse shall be submitted to non-binding mediation in accordance with Section 14.07(b).

(c)          Non-Binding Mediation.  Within 20 Business Days of receipt by the Managers of a Chief Executive Officer Impasse Notice (the “Mediation Date”), the Members shall submit the Chief Executive Officer Impasse to non-binding mediation, using any mediator upon which the Members mutually agree, provided that any such mediator must be qualified by his or her education, training and experience in the crude oil pipeline industry.  If the Members are unable to mutually agree upon a mediator within 10 Business Days following the receipt of the Chief Executive Officer Impasse Notice, the Chief Executive Officer Impasse shall be referred to the Houston, Texas office of the American Arbitration Association (“AAA”) for mediation, provided that any mediator of the AAA assigned to mediate the matter giving rise to the Chief Executive Officer Impasse must be qualified by his or her education, training and experience in the crude oil pipeline industry.  The mediation shall be conducted in accordance with the Commercial Arbitration Rules and the Mediation Procedures of the AAA, with such changes thereto as may be agreed upon by the Members prior to such mediation.  The cost of the mediator will be borne equally by the Members.  If such mediation does not result in the resolution of the Chief Executive Officer Impasse within 60 days following the submission thereof to mediation (the “Mediation Drop Dead Date”), each Member will be entitled to exercise the rights set forth in Section 14.07(d).

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(d)          Buyout Right.

(i)          Following completion of the procedures set forth in Section 14.07(a) through Section 14.07(c), either Member may elect, by delivering written notice (a “Buyout Notice”) to the other Member within 30 Business Days of the Mediation Drop Dead Date, to purchase all, but not less than all, of such other Member’s Units (the “Subject Units”) for an amount equal to the fair market value of the Company as determined in accordance with the provisions of this Section 14.07(d) (the “Deadlock Fair Market Value”) multiplied by 1.30 and multiplied further by the Percentage Interest represented by the Subject Units (the “Buyout Purchase Price”); provided, however, that if both Members have provided a Buyout Notice in accordance with the foregoing, then the provision of Section 14.07(e) shall apply.

(ii)         The Deadlock Fair Market Value of any Subject Units shall be determined in accordance with the following procedure.  The Buyout Notice will identify a nationally recognized investment banking firm retained by the proposed purchasing member, which firm will be experienced in the valuation of companies operating in the business of crude oil pipelines and facilities similar in nature and scope to that operated by the Company (the “Buyer Appraiser”).  On or before the 10th day following receipt by the other Member of the Buyout Notice, the receiving Member will notify the other Member of the nationally recognized investment banking firm experienced in the valuation of companies operating in the business of crude oil pipelines and facilities similar in nature and scope to that operated by the Company that it has retained (the “Seller Appraiser”).  Within 10 days of the selling Member’s selection of the Seller Appraiser, the Buyer Appraiser and the Seller Appraiser will select a third, independent, nationally recognized investment banking firm experienced in the valuation of companies operating in the business of crude oil pipelines and facilities similar in nature and scope to that operated by the Company (the “Independent Appraiser”) If the Independent Appraiser so chosen shall resign or otherwise fail or become unable to serve as independent appraiser, a replacement Independent Appraiser shall be chosen by the Buyer Appraiser and the Seller Appraiser in the same manner.  The cost of the Independent Appraiser will be borne equally by the Members, and each Member will otherwise bear the cost of the appraiser selected by it.  The Company shall provide the Independent Appraiser with all information and data reasonably necessary to make a determination of Deadlock Fair Market Value of the Company, subject to a customary confidentiality agreement.  The Independent Appraiser shall report to the Members its determination of the Deadlock Fair Market Value of the Company within 30 days after appointment, and such determination shall be final and binding on both Members, absent manifest error.

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(iii)        Within 30 days of the Independent Appraiser’s determination of the Deadlock Fair Market Value, provided that the Chief Executive Officer Impasse has not otherwise been resolved by the Members prior to such determination, the Member that delivered the Buyout Notice (the “Purchasing Member”) shall be required to deliver the Buyout Purchase Price for the Subject Units to the other Member (the “Selling Member”) in exchange for the Subject Units.  Unless otherwise agreed to by the Members, the Buyout Purchase Price for the Subject Units shall be payable only in cash, by wire transfer of immediately available funds.  The Selling Member shall not be required to provide any representations, warranties or indemnities in connection with such sale of the Subject Units, other than customary (including with respect to qualifications) representations, warranties and indemnities concerning (A) the Selling Member’s valid title to and ownership of the Subject Units, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (B) the Selling Member’s authority, power and right to enter into and consummate such sale of the Subject Units, (C) the absence of any violation, default or acceleration of any agreement to which the Selling Member is subject or by which its assets are bound as a result of such sale of the Subject Units, and (D) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by the Selling Member in connection with such sale of the Subject Units. Upon delivery of the Buyout Purchase Price, the Company shall, without the consent of any other Person, revise the Member Schedule to reflect the purchase of the Subject Units by the Purchasing Member.

(e)          Topping Procedure.

(i)          In the event both Members have provided Buyout Notices within the time frame required by Section 14.07(d)(i), then within 45 Business Days following the Mediation Drop Dead Date each Member will simultaneously provide to the other Member a written notice stating the purchase price (the “Initial Offer Price”) at which it would purchase all, but not less than all, of the other Member’s Subject Units (a “Buyout Offer”); provided that any such Initial Offer Price must equal or exceed the Deadlock Fair Market Value of such Subject Units multiplied by 1.30.  The Member who received the Buyout Offer with the highest Initial Offer Price on a per Unit basis will have 30 days from receipt of such Buyout Offer to either (A) accept the Buyout Offer, or (B) acquire the Subject Units of the offering Member at the same per Unit price as set forth in the offering Member’s Buyout Offer (the “Topping Unit Price”).  The failure of the receiving Member to respond within the specified time frame will be deemed to automatically constitute an acceptance of the Buyout Offer.  The purchase price (the “Topping Purchase Price”) to be paid by the Member (the “Topping Purchasing Member”) that acquires the Subject Units of the other Member (the “Topping Selling Member”) shall be equal to the Topping Unit Price multiplied by the number of Subject Units then held by the Topping Selling Member.

58

(ii)         Within 30 days of the receiving Member’s determination (or deemed determination) to accept the Buyout Offer or to acquire the Subject Units in accordance with Section 14.07(e)(i), the Topping Purchasing Member shall be required to deliver the Topping Purchase Price for the Subject Units to the Topping Selling Member in exchange for the Subject Units.  Unless otherwise agreed to by the Members, the Topping Purchase Price for the Subject Units shall be payable only in cash, by wire transfer of immediately available funds.  The Topping Selling Member shall not be required to provide any representations, warranties or indemnities in connection with such sale of the Subject Units, other than customary (including with respect to qualifications) representations, warranties and indemnities concerning (A) the Topping Selling Member’s valid title to and ownership of the Subject Units, free of all liens, claims and encumbrances (excluding those arising under applicable securities laws), (B) the Topping Selling Member’s authority, power and right to enter into and consummate such sale of the Subject Units, (C) the absence of any violation, default or acceleration of any agreement to which the Topping Selling Member is subject or by which its assets are bound as a result of such sale of the Subject Units, and (D) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by the Topping Selling Member in connection with such sale of the Subject Units. Upon delivery of the Topping Purchase Price, the Company shall, without the consent of any other Person, revise the Member Schedule to reflect the purchase of the Subject Units by the Topping Purchasing Member.

Section 14.08         Waiver.  No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of his, her or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder.  Failure on the part of any Member to complain of any act or to declare any other Member in default, regardless of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 14.09         Severability.  If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 14.10         Ownership of Property and Right of Partition.  A Unit in the Company shall be personal property for all purposes.  No Member shall have any right to partition the property owned by the Company.

Section 14.11         Successors and Assigns.  Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors and assigns.

Section 14.12         Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 14.13         Parties in Interest.  This Agreement shall be binding solely upon, be enforceable solely by, and inure solely to the benefit of, each Member and his, her or its permitted successors, assigns, and Transferees, and nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that Last Resort Indemnitors are express third party beneficiaries of the terms of Section 9.07, and Member Covered Persons and Covered Persons are express third party beneficiaries of ARTICLE IX and ARTICLE X.

59

Section 14.14         Specific Performance.  Each Member agrees that the other Members would be damaged irreparably and would have no adequate remedy at law in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, each Member shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Members and to enforce specifically this Agreement and the terms and provisions hereof, this being in addition to any other remedies to which such Member is entitled at law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. Each Member agrees not to dispute or resist any such application for relief on the basis that another Member has an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

Section 14.15         Publicity.  The Company shall not make any press release, public announcement or other public communication (including an internet posting, web blog or other electronic publication) that makes reference to (a) the Company, this Agreement or the transactions contemplated herein without prior Unanimous Management Committee Approval or (b) any Member or Managers designated by such Member without prior written approval of such Member.

Section 14.16         Certain Expenses.  Except as otherwise specified in this Agreement, each Member shall pay its own costs and expenses incurred in connection with the execution and delivery of this Agreement and any agreements related hereto that are executed and delivered on the date hereof.

Section 14.17         Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or .pdf attachment containing the applicable signature(s)) with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

[SIGNATURE PAGES FOLLOW]

60

IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first written above.

MEMBERS:

ENBRIDGE:

ENBRIDGE HOLDINGS (DAKTEX) L.L.C.

By:
Name:
Title:

MARATHON:

MPL INVESTMENT LLC

By:
Name:
Title:

Signature Page
Limited Liability Company Agreement
of
maren bakken company llc

Exhibit A

FORM OF CALL NOTICE

[See Attached]

Exhibit A

FORM OF CALL NOTICE

MAREN BAKKEN COMPANY LLC

CALL NOTICE

Reference is made to the Limited Liability Company Agreement (as amended, supplemented and restated from time to time, the “LLC Agreement”) of MarEn Bakken Company LLC, A Delaware limited liability company (the “Company”), dated as of August 2, 2016.  Terms used in this Call Notice and not otherwise defined herein shall have the respective meanings set forth in the LLC Agreement.  Pursuant to Section 5.02(a) of the LLC Agreement, the Company hereby requests that Members make capital contributions to the Company as follows:

1.	Aggregate Amount of Capital Call: $___________

2.	Date funds are required to be received by the Company (the “Due Date”): ___________, 20__

3.	Use of Proceeds:

4.	Capital contribution of each Member:

Member	Capital Contribution
Enbridge Holdings DakTex L.L.C.	$	[ ]
MPL Investment LLC	$	[ ]

5.	Instructions for Wire Transfer: ________________________________

[Signature page follows.]

Exhibit A

IN WITNESS WHEREOF, the undersigned has executed this Call Notice on behalf of the Company on this ____ day of __________, 20__.

MAREN BAKKEN COMPANY LLC

By:
Name:
Title:

Exhibit A

Exhibit B

FORM OF GUARANTY

[See Attached]

Exhibit B

[Ultimate Parent Company]
Guaranty

GUARANTY dated as of [                            ] by [                                  ], a [                            ] (the “Guarantor”) in favor of MarEn Bakken Company LLC, a Delaware limited liability company (the “Creditor”).

For value received and in consideration of the mutual covenants, rights and obligations as between Creditor and [                                            ] (the “Guaranteed Party”), pursuant to the Limited Liability Company Agreement of Creditor, dated August 2, 2016 (the “Agreement”), Guarantor agrees as follows:

1.	Guaranty. Subject to the terms herein, Guarantor unconditionally and irrevocably guarantees to Creditor, its successors and permitted assigns, the prompt payment when due of all capital contributions payable by Guaranteed Party in accordance with the terms of Section 5.01 and Section 5.02(a) of the Agreement and any amendments thereto (collectively, the “Obligations”). This is a guarantee of payment and not of collection. If Guaranteed Party fails to pay any Obligation, Guarantor will pay such Obligation directly to Creditor promptly upon Creditor’s demand in accordance with the provisions of this Guaranty.

2.	Expenses and Currency. Guarantor agrees to pay all out-of-pocket expenses, including reasonable attorneys’ fees and court costs, incurred by Creditor in any litigation, arbitration or proceeding to enforce its rights under this Guaranty, but only to the extent that the Guarantor is found in such litigation, arbitration or proceeding to be in default or in breach of the terms of this Guaranty. The Guarantor shall make payment of each Obligation in the currency (the “Contract Currency”) in which the Guaranteed Party is required to pay that Obligation. If the Guarantor makes payment of any Obligation to the Creditor in a currency (the “Other Currency”) other than the Contract Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment shall constitute a discharge only to the extent of the amount of the Contract Currency that the Creditor is able to purchase with such payment on the date of receipt in accordance with normal commercial practice.

3.	Limitations. The liability of Guarantor under this Guaranty shall be and is specifically limited to payments expressly required to be made in accordance with the Agreement and any out-of-pocket expenses payable pursuant to Section 2 of this Guaranty. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED UNDER THE TERMS OF THE AGREEMENT, GUARANTOR SHALL NOT BE LIABLE HEREUNDER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OR ANY DAMAGES CALCULATED ON THE BASIS OF LOST PROFITS OR LOST OPPORTUNITY.

4.	Term. This Guaranty will remain in full force and effect until: (i) all Obligations of Guaranteed Party have been fully satisfied or extinguished, or (ii) such time Counterparty consents in writing to the termination of the Guaranty. Notwithstanding the foregoing, in the event of a termination of the Agreement, such termination shall not affect or limit in any way the Guarantor’s liability for the Obligations to the extent that they accrue prior to or in connection with such termination.

Exhibit B

5.	Nature of Guaranty. Guarantor's obligations with respect to any Obligation are absolute and will not be affected by (a) the existence, validity, enforceability, perfection, or extent of any collateral for such Obligations, (b) any change in the name, ownership, objects, capital, organizational documents or by-laws of the Guaranteed Party, or (c) any amalgamation, sale, merger or re-organization of the Guaranteed Party. If any payment to Creditor for any Obligation is rescinded or must otherwise be returned for any reason, Guarantor will remain liable hereunder for such Obligation as if such payment had not been made. The Guarantor hereby waives all suretyship defenses of every kind and all payments required hereunder shall be made in accordance with the terms hereof. Notwithstanding the foregoing, in any action or demand for payment under this Guaranty, Guarantor reserves the right to assert all rights of set-off and recoupment, counterclaims and defenses that Guaranteed Party may have against the payment of any Obligation, other than defenses (i) arising from the bankruptcy, insolvency, incapacity, dissolution or liquidation of Guaranteed Party, (ii) expressly waived in this Guaranty, (iii) arising from the lack of due authorization, execution or delivery by the Guaranteed Party of the Agreement, and (iv) previously asserted by the Guaranteed Party and successfully and finally resolved in favor of the Creditor by a court of competent jurisdiction and last resort.

6.	Consents, Waivers and Renewals. Guarantor agrees that Creditor may, without giving notice to or obtaining the consent of the Guarantor, enter into agreements and transactions with the Guaranteed Party, amend or modify agreements with the Guaranteed Party, settle or compromise any of the Obligations, grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, whether full, partial, conditional or otherwise, perfect or fail to perfect any securities, release any undertaking, property or assets charged by any securities to third parties and otherwise deal or fail to deal with the Guaranteed Party and others (including, without limitation, any other guarantors) and securities, hold moneys received from the Guaranteed Party and others or from any securities unappropriated, apply such moneys against part of the Obligations and change any such application in whole or in part from time to time, all as the Creditor may see fit, without prejudice to or in any way discharging or diminishing the liability of the Guarantor under this Guaranty, in each case, except to the extent that the same constitutes a discharge or release, whether full, partial, conditional or otherwise, of the Obligations to the Guaranteed Party. Creditor may resort to Guarantor for payment of any of the Obligations whether or not Creditor has previously resorted to any collateral security or proceeded against any other obligor principally or secondarily obligated for any of the Obligations. Guarantor hereby waives notice of acceptance of this Guaranty, and also presentment, protest and notice of protest or dishonor of any evidences of indebtedness guaranteed hereunder.

Exhibit B

7.	Demands and Notice. If Guaranteed Party fails to pay any Obligations, and Creditor elects to exercise its rights under this Guaranty, Creditor shall make a written demand on Guarantor (a “Payment Demand”). A Payment Demand shall identify the Agreement under which demand is being made and identify the amount, that the amount is unpaid and that any applicable cure period has expired, and shall contain a statement that Creditor is calling upon Guarantor under this Guaranty. A Payment Demand conforming to the foregoing requirements will be sufficient notice to Guarantor to pay under this Guaranty. Notices under this Guaranty will be deemed received if sent to the address specified below (a) on the day received if sent by overnight express delivery, (b) on the next business day if served by fax when sender has machine confirmation that the fax was transmitted to the correct fax number listed below, or (c) four business days after mailing if sent by certified, first-class mail, return-receipt requested. Any party may change its address to which notice is to be given hereunder by providing notice of same in accordance with this section.

To Guarantor:	[ ]
[ ]
[ ]
Attention: [ ]

To Creditor:	MarEn Bakken Company LLC
c/o Enbridge Inc.
Attn: Credit Manager
3000, 425 – 1st Street S.W.
Calgary, AB T2P 3L8

8.	Representations and Warranties. Guarantor hereby represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (b) the execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action and do not violate Guarantor’s charter or by-laws, and (c) this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting enforcement of creditors’ rights in general and general principles of equity).

9.	Subrogation. Until the Obligations have been fully paid and discharged, the Guarantor shall not have any right to be subrogated to any rights of the Creditor against the Guaranteed Party. Upon the Guarantor having fully and unconditionally paid and discharged its obligations under this Guaranty, the Guarantor shall be subrogated to the rights of the Creditor against the Guaranteed Party.

10.	Miscellaneous. Neither the Guarantor nor the Creditor may assign this Guaranty nor delegate its rights, interest or Obligations without the prior written consent of the other party. This Guaranty constitutes the entire agreement between the parties hereto and supersedes and replaces any previous guaranty delivered by Guarantor to Creditor for the benefit of the Guaranteed Party with respect to the Obligations outlined herein. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. Each of the Guarantor and the Creditor irrevocably submits to the exclusive jurisdiction of the courts of Delaware in any action or proceeding arising out of or relating to this Guaranty and waives any objection to such jurisdiction on the grounds that it is an inconvenient forum or any similar grounds. The Guarantor consents to the service of process in any action or proceeding relating to this Guaranty by Notice to the Guarantor in accordance with the provisions of Section 7 hereof.

[SIGNATURE ON FOLLOWING PAGE]

Exhibit B

This Guaranty is executed by Guarantor's duly authorized representative effective as of the date first written above.

[ ]

By:
Name:
Title:

ACCEPTED AND AGREED TO BY:

MAREN BAKKEN COMPANY LLC

By:
Name:
Title:

Exhibit B

Exhibit C

MANAGEMENT COMMITTEE AND OFFICERS

Management Committee

Enbridge Designee:

Perry Schuldhaus

Marathon  Designee:

David M. Murphy

Officers

Mark A. Maki	President

Mark. R. Boyce	Vice President, Liquids Pipelines Law and Assistant Corporate Secretary

E. Chris Kaitson	Vice President & Assistant Corporate Secretary

John D. Swanson	Vice President – Major Projects, Execution

Bradley F. Shamla	Vice President - U.S. Operations, Liquids Pipelines

Stephen J. Neyland	Vice President – Finance and Accounting

David Bryson	Vice President - Business Development

Jonathan N. Rose	Treasurer

Noor S. Kaissi	Assistant Treasurer

Howard Brown	Chief Accountant

Bruce A. Stevenson	Corporate Secretary

Joel W. Kanvik	Assistant Corporate Secretary

Valorie J. Wanner	Assistant Corporate Secretary

Kenneth C. Lanik	Tax Officer

Exhibit C

Exhibit D

FORM OF ADDENDUM AGREEMENT

[See Attached]

Exhibit D

ADDENDUM AGREEMENT

This Addendum Agreement is made this ___ day of ______________, 20__, by and between ______________________ (the “Recipient”) and MarEn Bakken Company LLC, a Delaware limited liability company (the “Company”), pursuant to the terms of the Limited Liability Company Agreement of the Company dated as of August 2, 2016, including all exhibits and schedules thereto (as amended, supplemented and restated from time to time, the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Company and the Members entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company and its Units; and

WHEREAS, the Company and the Members have required in the Agreement that all Persons to whom Units of the Company are issued or transferred must enter into an Addendum Agreement binding such Persons to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on such Persons and the Units to be acquired by such Persons as are imposed upon the Members under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the Recipient of the Units, the Recipient acknowledges and agrees as follows:

1.          The Recipient has received and read the Agreement and acknowledges that the Recipient is acquiring [_] Units subject to the terms and conditions of the Agreement.

2.          The Recipient agrees that the Units acquired or to be acquired by the Recipient are bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Recipient were an original party to the Agreement and shall assume all obligations of a Member under the Agreement; provided, however, that the Recipient’s joinder in the Agreement shall not constitute admission of the Recipient as a Member unless and until the Recipient is duly admitted as a Member in accordance with the terms of the Agreement.  This Addendum Agreement shall be attached to and become a part of the Agreement.

3.          The Recipient hereby represents and warrants, with respect to the Recipient, as of the date hereof to the Company and the Members the matters set forth in Article III of the Agreement.

4.          Any notice required as permitted by the Agreement shall be given to the Recipient at the address listed beneath the Recipient’s signature below.

5.          The Recipient is acquiring [_] Units for $[_] per Unit.

Exhibit d

6.          Neither this Addendum Agreement nor any of the rights, interests or obligations of the Recipient hereunder may be assigned by the Recipient unless such assignment is in accordance with the terms and provisions of the Agreement.

7.          THIS ADDENDUM AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION.

8.          EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ADDENDUM AGREEMENT.

[Remainder of page intentionally left blank, Signature page follows.]

Exhibit d

IN WITNESS WHEREOF, the undersigned has executed this Addendum Agreement on the date first set forth above, with the Recipient being admitted as a Member as of such date:

Recipient

Address for notice purposes in accordance
with the Agreement:

AGREED TO on behalf of the Members of the Company,

MAREN BAKKEN COMPANY LLC

By:
Name:
Title:

Exhibit d

Schedule I

MEMBER SCHEDULE

Name	Effective Date Capital Contribution	Initial Units	Percentage Interest	Initial Capital Account Balance

Enbridge Holdings (DakTex) L.L.C.	$75.00	75,000	75.00%	$75.00

c/o Enbridge Energy Company, Inc. 1100 Louisiana, Suite 3300 Houston, TX 77002 Attention: Director, US Law

MPL Investment LLC	$25.00	25,000	25.00%	$25.00

539 South Main Street Findlay, Ohio 45840 Attention: General Counsel With a copy to: Marathon Petroleum Company LP 539 South Main Street Findlay, Ohio 45840 Attention: General Counsel

TOTAL:	$100.00	100,000	100.00%	$100.00

Schedule I